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Exhibit 10.7

Loan Nos. 07-0004261
07-0024261
07~0034261
07-0044261

THIRD AMENDED AND RESTATED LOAN AGREEMENT

for a loan in the amount of

$64,692,111.67

among

VALLEY HEALTH HOLDINGS LLC, SKY HOLDINGS AZ LLC, TERRACE HOLDINGS AZ LLC, ENSIGN HIGHLAND LLC, PLAZA HEALTH HOLDINGS LLC, RILLITO HOLDINGS LLC, MOUNTAINVIEW COMMUNITYCARE LLC, MEADOWBROOK HEALTH ASSOCIATES LLC, CEDAR AVENUE HOLDINGS LLC, and GRANADA INVESTMENTS LLC

as Borrowers

and

GENERAL ELECTRIC CAPITAL CORPORATION as Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER BECOME
PARTIES TO THIS AGREEMENT

as Lenders

Dated as of December 29, 2006

LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibits:

Exhibit A-1	Desert Sky Project
Exhibit A-2	Desert Terrace Project
Exhibit A-3	Highland Manor Project
Exhibit A-4	North Mountain Medical and Rehabilitation Center Project
Exhibit A-5	Park Manor Project
Exhibit A-6	Catalina Project
Exhibit A-7	Park View Gardens Project
Exhibit A-8	Sabino Project
Exhibit A-9	Upland Project
Exhibit A-10	Camarillo Project
Exhibit B	Intellectual Property
Exhibit C	Form of Interest Holder Agreement
Exhibit D	Provider Payment/Reimbursement Programs
Exhibit E	Governmental Approvals
Exhibit F	Required Repairs
Exhibit G	UCC Financing Statements to be Terminated
Schedules:
Schedule 2.1	Advance Conditions
Schedule 2.2	Treasury Rate
Schedule 2.3(b)	Principal Payments
Schedule 2.5(a)	Make-Whole Breakage Amount
Schedule 2.9	Sources and Uses
Schedule 3.2(a)	Allocated Loan Amounts
Schedule 5.6	Litigation
Schedule I	Certain Definitions

v

INDEX OF DEFINED TERMS

Agent	1
Anti-Money Laundering Laws	25
Anti-Money Laundering Measures	25
Anti-Terrorism Laws	24
Assignment Agreement	7
Bankruptcy Party	45
Beneficial Owner	31
Borrower	1
Borrower Anti-Terrorism Policies	35
Borrowers	l
BSA	25
Change in Control	30
Charges	31
Collateral	9
Commercial Payor Programs	40
CON	39
Defeasance	5
Defeasance Deposit	7
Deferred Repairs	36
Designated Person	24
Eamout Advance	3
Earnout Interest Rate	4
Earnout Request	3
Environmental Indemnity — Sch. 2.1	1
Exchange Act	30
Executive Orders	24
Existing Loan	1
Existing Loan Agreement	1
Expansion CON	36
FIRREA — Sch. 2.1	4
fiscal month	26
Fourth Funding Interest Rate	4
GECC	1
Government Payor Program	41
Guaranty — Sch. 2.1	l
Healthcare Laws	38
HIPAA	38
HIPAA Compliance Date	38
HIPAA Compliance Plan	38
HIPAA Compliant	38
Improvements	1
Incorporation Documents	19
Initial Advance	2
Initial Funding Interest Rate	4
Insurance Impound	14
Interest Holder Agreement	35
Interest Rate	4
Investor Anti-Terrorism Policies	35

Leases — Sch. 2.l	3
Lender	1
Licenses	39
Lists	24
Loan	1
Loan Documents	2
Make Whole Breakage Amount-Sch. 2.5	1
Material Deficiency	41
Material Violation	41
Money Market Rate	15
Monthly Reports	26
Note	1
Obligations	56
OFAC	24
OFAC Laws and Regulations	24
Open Period	5
Operating Agreement	19
Other Lists	24
Payment Date	7
Person	30
Prepayment Premium	5
Project	1
Projects	1
Properties	1
Property	1
Release Date	5
Replacement Deposit	16
Replacement Reserve	16
Replacement Treasury Yield — Sch. 2.5	1
Security Agreement	6
Scheduled Defeasance Payments	7
SDN List	24
Second Funding Interest Rate	4
Secondary Market Transactions	38
State Regulator	34
Subordination Agreements — Sch. 2.1	1
Successor Borrower	7
Tax Impound	15
Taxes	15
Terrorism	12
Third Funding Interest Rate	4
Third-Party Payor Programs	40
Title Policies — Sch. 2.1	2
Treasury Rate	l
U.S. Obligations	8
U.S. Publicly-Traded Entity	25
Violation	24
Yield Maintenance Amount	8

THIRD AMENDED AND RESTATED LOAN AGREEMENT

        This Third Amended and Restated Loan Agreement is entered into as of December 29, 2006 among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GECC" and in its capacity as agent for the Lenders, together with its successors, "Agent"), the financial institutions other than GECC who are or hereafter become parties to this Agreement (together with GECC collectively, or individually, as the context may require, "Lender"), and VALLEY HEALTH HOLDINGS LLC, SKY HOLDINGS AZ LLC, TERRACE HOLDINGS AZ LLC, ENSIGN HIGHLAND LLC, PLAZA HEALTH HOLDINGS LLC, RILLITO HOLDINGS LLC, MEADOWBROOK HEALTH ASSOCIATES LLC, MOUNTAINVIEW COMMUNITYCARE LLC, CEDAR AVENUE HOLDINGS LLC and GRANADA INVESTMENTS LLC, each a Nevada limited liability company (each a "Borrower" and collectively, the "Borrowers").

RECITALS

        A.    On or about June 30, 2006, Lender made a loan to certain of the Borrowers (the "Existing Loan"), which Existing Loan is governed by that certain Second Amended and Restated Loan Agreement dated as of June 30, 2006 (the "Existing Loan Agreement"). This Agreement restates and supersedes the, Existing Loan Agreement in its entirety.

        B.    Lender and Agent have agreed to amend and restate the Existing Loan and to make additional advances to Borrowers subject to the terms and conditions contained herein (the Existing Loan, as amended and restated hereby, together with the additional amounts to be advanced pursuant to the terms hereof are collectively referred to as the "Loan"). The Loan is evidenced by that certain Consolidated Amended and Restated Promissory Note of even date herewith in the face amount of Sixty-Four Million Six Hundred Ninety Two Thousand One Hundred Eleven and 67/100th Dollars ($64,692,111.67) (said note and all amendments thereto and substitutions therefor are hereinafter referred to collectively as the "Note"). The terms and provisions of the Note are hereby incorporated herein by reference in this Agreement.

        C.    On the Closing late, each Borrower will be the owner of its respective real property more particularly described on Exhibit A-1 through A-10 attached hereto (each a "Property" and collectively, the "Properties"), and the improvements located thereon (the "Improvements") including a skilled nursing facility. Each Property along with its respective Improvements is referred to herein as a "Project" and collectively as the "Projects".

        D.    Borrowers will use the proceeds of the Loan for the purpose of refinancing the Projects.

        E.    Borrowers' obligations under the Loan will be secured by, among other things, the Security Documents. This Agreement, the Note, the Security Documents, the Environmental Indemnity, the Business Associate Agreement, the Subordination Agreements and any other documents evidencing or securing the Loan or executed by Borrowers, Guarantor or Master Tenant in connection therewith, and any modifications; renewals and extensions thereof, are referred to herein collectively as the "Loan Documents".

        NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

ARTICLE I
INCORPORATION OF RECITALS EXHIBITS AND SCHEDULES

        Section 1.1    Incorporation of Recitals

        The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

        Section 1.2    Incorporation of Exhibits and Schedules.

        Exhibits A-1 through F and Schedules 2.l through 5.6 and Schedule I to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

        Section 1.3    Definitions.

        All terms defined in Schedule I or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document, or any certificate or other document made or delivered pursuant hereto. The words "hereof ", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words "include" and "includes(s)" when used in this Agreement and the other Loan Documents means "include(s) without limitation," and the word "including" means "including, but not limited to."

ARTICLE II
LOAN TERMS

        Section 2.1    Disbursements.

        (a)   Initial Funding. The Loan shall be funded in advances and repaid in accordance with this Agreement and the other Loan Documents. On the Closing Date, and subject to the terms, provisions and conditions of this Agreement (including, without limitation Borrowers' satisfaction of the conditions to initial advance described in Schedule 2.1 attached hereto) and the other Loan Documents, Lender shall disburse to Borrowers from the proceeds of the Loan the amount of Fifty-Five Million Six Hundred Ninety-Two Thousand One Hundred Eleven and 67/100 Dollars ($55,692,111.67) (the "Initial Advance"), a portion of which shall be used to repay the Existing Loan.

        (b)   Earnout Advance. Subject to the conditions set forth in this Section 2.l(b) and the other provisions of this Agreement; and upon Borrowers' satisfaction of the general conditions for advances described in Schedule 2.1, Lender shall make additional disbursements from the proceeds of the Loan to Borrowers up to the amount of Nine Million and No/100 Dollars ($9,000,000.00) (the "Earnout Advance"), in the aggregate, provided that there shall be no more than three (3) disbursements from the Earnout Advance. Absent an Event of Default or Potential Default hereunder or under any of the other Loan Documents, Lender shall make disbursements of the Earnout Advance to Borrowers subject to the following conditions:

        (i)    The Earnout Advance shall not be available for disbursement to Borrowers after the date which is twelve (12) months after the date of this Agreement;

        (ii)   No default shall have occurred under any of the Loan Documents;

        (iii)  Borrowers shall, at Borrowers' expense, deliver to Agent a date-down or such other endorsement to the Title Policies to ensure that such Title Policies shall provide Agent with title insurance for the Earnout Advance being disbursed;

        (iv)  No less than thirty (30) days prior to the date of the disbursement of the Earnout Advance, Borrowers shall submit a written request (the "Earnout Request") to Agent for disbursement of the Earnout Advance along with operating statements for the Projects from which Project Yield and Debt Service Coverage Ratio may be calculated;

        (v)   The Projects shall have achieved a Debt Coverage Ratio of at least 1.86:1.00 for (A) the trailing twelve (12) full calendar month period ending prior to the date of the proposed disbursement of the Earnout Advance, and (B) the trailing three (3) full calendar month period ending prior to the date of the proposed disbursement, annualized, in each case taking into account the proposed disbursement of the Earnout Advance;

        (vi)  The Projects shall have achieved a Project Yield of at least sixteen and one-half percent (16.5%) for (A) the trailing twelve (12) full calendar month period ending prior to the date of the proposed disbursement of the Earnout Advance, and (13) the trailing three (3) full calendar month period ending prior to the date of the proposed disbursement, annualized, in each case taking into account the proposed disbursement of the Earnout Advance;

        (vii) No Material Adverse Change shall have occurred; and

        (viii) Borrowers shall have paid to Agent a, loan origination fee in the amount of 1% of the amount of the Earnout Advance being disbursed, which loan origination fee Agent may pay out of the proceeds of the Earnout Advance being disbursed.

        Section 2.2    Interest Rate; Late Charge.

        Unless otherwise specified to the contrary in this Agreement, the outstanding principal balance of the Loan shall bear interest at the following rates: (a) the Initial Funding Amount under and as defined in the Existing Loan Agreement, of which the outstanding principal balance as of the date hereof is $27,158,212.26, shall bear interest at a rate per annum of seven and one-half percent (7.5%) (the "Initial Funding Interest Rate"), (b) the Second Funding under and as defined in the Existing Loan Agreement, of which the outstanding principal balance as of the date hereof is $3,905,360.30, shall bear interest at a rate per annum of seven and eighteen one hundredths percent (7.18%) (the "Second Funding Interest Rate"), (c) the Third Funding under and as defined in the Existing Loan Agreement, of which the outstanding principal balance as of the date hereof is $8,528,539.11, shall bear interest at a rate per annum of seven and six one hundredths (7.06%) (the "Third Funding Interest Rate"), (d) the Initial Advance hall bear interest at a rate per annum of six and ninety-five one hundredths percent (6.95%) (the "Fourth Funding Interest Rate"), and (e) each disbursement of the Earnout Advance shall bear interest at a rate per annum equal to the sum of two and one-quarter percent (2.25%) plus the applicable Treasury Rate (as determined pursuant to Schedule 2.2) (each such applicable interest rate being referred to as an "Earnout Interest Rate", and collectively with the Initial Funding Interest Rate, the Second Funding Interest Rate, the Third Funding Interest Rate, and the Fourth Funding Interest Rate, the "Interest Rate"). Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial advance or the date on which the immediately preceding payment was due. If Borrowers fail to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrowers shall pay to Agent a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to the greater of (a) interest at the Default Rate on such amount from the date when due until paid, and (b) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

        Section 2.3    Payments.

        (a)   Payments at Interest Rate. Commencing on January 1, 2007, Borrowers shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

        (b)   Principal Amortization Payments. Commencing on January l, 2007 and on the first (1st) day of each month thereafter until the Maturity Date, Borrowers shall make a monthly principal amortization payment in accordance with Schedule 2.3(b) attached hereto; provided, however, at the time each disbursement of the Earnout Advance (if any) is made, Agent shall revise Schedule 2.3 (b) by increasing the principal amount set forth therein to take into account the increased principal amount of each disbursement of the Earnout Advance, each applicable Earnout Interest Rate and a twenty-five (25) year amortization period. Upon receipt by Borrowers of such revised Schedule 2.3(b) from Agent, the new schedule shall automatically and without further action by any party be deemed to replace the then existing Schedule 2.3(b) to this Agreement. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

        Section 2.4    Maturity.

        The Loan shall mature and Borrowers shall pay to Agent all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents on June 29, 2016.

        Section 2.5    Prepayment.

        (a)   No Prepayments. Borrowers may not prepay any of the outstanding principal balance of the Loan prior to the Maturity Date; provided, however, Defeasance pursuant to Section 2.5(b) below shall be available at any time after the end of the second Loan Year (the "Open Period") subject to the terms and conditions provided therein. If the Loan is accelerated by Agent in accordance with the terms of this Agreement for any reason, Borrowers shall pay to Agent the Make Whole Breakage Amount calculated as provided in Schedule 2.5(a) and all other amounts outstanding under the Loan Documents together with a prepayment premium ("Prepayment Premium") equal to one percent (1%) of the outstanding balance of the Loan. Notwithstanding anything to the contrary, if Defeasance occurs during the Open Period in accordance with Section 2.5(b), no Make Whole Breakage Amount or Prepayment Premium shall be due and payable by Borrowers to Agent. Notwithstanding anything to the contrary, provided no Event of Default has occurred and is continuing, Borrowers may prepay the Loan in full, but not in part, at any time during the six (6) month period immediately preceding the scheduled Maturity Date, without payment of a Prepayment Premium or Make Whole Breakage Amount, upon thirty (30) days prior written notice to Agent.

        (b)   Defeasance. At any time during the Open Period, so long as no default or Event of Default is then continuing, Borrowers may obtain the release of the Projects from the lien of the Security Documents upon the satisfaction of the following conditions precedent ("Defeasance"):

        (i)    not less than thirty (30) days prior written notice to Agent specifying the first day of a calendar month (or if not a Business Day, the first Business Day of such calendar month) (the "Release Date") on which the Defeasance Deposit (hereinafter defined) is to be made;

        (ii)   the payment to Agent of interest accrued and unpaid on the principal balance of the Loan to and including the Release Date;

        (iii)  the payment to Agent of all other sums, not including scheduled interest or principal payments, due under the Note, the Security Documents and the other Loan Documents;

        (iv)  the payment to Agent of the Defeasance Deposit and a $5,000 nonrefundable processing fee;

        (v)   the delivery by Borrowers to Agent at Borrowers' sole cost and expense of:

        (A)  a security agreement in form and substance reasonably satisfactory to Agent, creating a first priority lien in favor of Agent on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrowers with the Defeasance Deposit in accordance with this Section 2.5(b) (the "Security Agreement");

        (B)  releases of the Projects from the lien of the Security Documents (for execution by Agent) in a form appropriate for the jurisdiction in which each Project is located and otherwise reasonably acceptable to Agent;

        (C)  an officer's certificate of Borrowers certifying that the requirements set forth in this clause (v) have been satisfied;

        (D)  an opinion of counsel in form and substance, and rendered by counsel, reasonably satisfactory to Agent, at Borrowers' expense, stating, among other things, that Agent has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of Borrowers and pledged to Agent and as to enforceability of the Assignment Agreement, the Security Agreement and other documents delivered in connection therewith, and if required by the Agent, a substantive nonconsolidation opinion with respect to the Successor Borrower, in form and substance, and rendered by counsel, reasonably satisfactory to Agent; and

        (E)  such other certificates, documents, opinions or instruments as Agent may reasonably request; and

        (vi)  Agent shall have received, at Borrowers' expense, a certificate from a nationally or regionally recognized independent certified public accountant acceptable to Agent, in form and substance reasonably satisfactory to Agent, certifying that the U.S. Obligations purchased with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of Borrowers under this Agreement, the Note and this Section 2.5(b) as and when such obligations become due.

        In connection with the conditions set forth above, Borrowers hereby appoint Agent as their agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates (as defined below) after the Release Date upon which interest and principal payments are required under this Agreement and the Note, including the amounts due on the Maturity Date, and in amounts equal to the scheduled payments due on such dates under this Agreement and the Note plus Agent's reasonable estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan (the "Scheduled Defeasance Payments"). Borrowers, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Agent and applied to satisfy the obligations of Borrowers under this Agreement, the Note and this Section 2.5(b). "Payment Date" shall mean the first Business Day of each calendar month and the Maturity Date.

        Upon compliance with the requirements of this Section 2.5(b), the Guaranty shall be released (except as to obligations thereunder arising from circumstances existing or occurring prior to the Defeasance and which obligations would otherwise survive the repayment of the Loan) and the Projects shall be released of record from the lien of the Security Documents and the pledged U.S. Obligations shall be the sole source of collateral securing the repayment of the Loan and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the Borrowers' obligations under this Section 2.5(b) shall be remitted to Borrowers with the release of the Projects from the lien of the Security Documents. In connection with such release, a successor entity meeting Agent's then applicable single purpose entity requirements and otherwise reasonably acceptable to Agent, adjusted, as applicable, for the Defeasance contemplated by this Section 2.5(b) (the "Successor Borrower"), shall be established by Borrowers subject to Agent's approval (or at Agent's option, by Agent) and Borrowers shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Agent (the "Assignment Agreement"). Such Successor Borrower, shall assume the obligations under the Note, the Security Agreement and the other Loan Documents and Borrowers shall be relieved of its obligations thereunder, except (i) that Borrowers shall be required to perform their obligations pursuant to this Section 2.5(b), including maintenance of the Successor Borrower, if applicable, and (ii) for those obligations of Borrowers which survive repayment of the Loan. Borrowers shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note, the Security Agreement and the other Loan Documents pursuant to the Assignment Agreement. Borrowers shall pay all reasonable costs and expenses incurred by Agent or Lender in connection with this Section 2.5(b), including Agent's and Leader's reasonable attorneys' fees and expenses, and any administrative and tax expenses associated with or incurred by the Successor Borrower.

        For purposes of this Section 2.5(b), the following terms shall have the following meanings:

        (x)   The term "Defeasance Deposit" shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Agent's estimate of administrative expenses and applicable federal, state or local income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.5(b), all as reasonably estimated by Agent.

        (y)   The term "Yield Maintenance Amount" shall mean the amount estimated by Agent which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

        (z)   The term "U.S. Obligations" shall mean "Government Securities" as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i), as chosen by Agent.

        Section 2.6    Application of Payments.

        All payments received by Agent or Lender under the Loan Documents shall be applied: first, to any fees, expenses and indemnification payments due to Agent or Lender under the Loan Documents; second, to any Default Rate interest or late charges; third, to other accrued and unpaid interest; fourth, to the principal sum and other amounts due under the Loan Documents, and fifth to the Prepayment Premium.

        Section 2.7    Reserved.

        Section 2.8    Capital Adequacy; Increased Costs; Illegality.

        (a)   If Agent determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.8(a).

        (b)   If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Loan, then Borrowers shall from time to time, upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrowers by Agent, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.8(b).

        Section 2.9    Sources and Uses.

        The sources and uses of funds for the contemplated transaction are as described on Schedule 2.9 attached hereto. Borrowers shall deliver such information and documentation as Agent shall request to verify that the sources and uses are as indicated on Schedule 2.9. A reduction in the amounts necessary for any of the uses may, at Agent's election, shall result in an equal reduction in the amount of the Loan.

        Section 2.10    Security.

        The Loan and all other indebtedness and obligations under the Loan Documents shall be secured by the following (collectively, the "Collateral"): (a) the mortgaged property and other collateral as set forth in the Security Document, and (b) any other collateral or security described in this Agreement, the other Loan Documents or required by Agent or Lender in connection with the Loan.

        Section 2.11    Release of Collateral.

        (a)   Subject to the conditions set forth in subsection (b) below, Borrowers may obtain from Agent the release (each of the following shall be referred to herein as a "Release") from the lien of the Mortgage (and the release of all other collateral exclusively relating to such Release Project, as defined below) with respect to individual Projects (any such project for which a Release is obtained being referred to herein as a "Release Project" and collectively, the "Release Projects") and the Release Project(s) shall not be included in the Collateral for any period thereafter for purposes of the Loan Documents, provided that Borrowers shall be permitted to obtain Releases under this Section 2.11 no more often than one (1) time in any six (6) month period and provided further that after each Release no less than four (4) Projects must remain subject to the Loan.

        (b)   Borrower may only obtain a release of a Release Project upon satisfaction of the following conditions:

        (i)    Any Release under this Section 2.11 shall be subject to Borrower's satisfaction of the terms and conditions of Section 2.5(b), as such terms and conditions are modified by this subsection (b), and any payments made by Borrowers to Agent for any Release shall be applied towards the partial Defeasance of the Loan as set forth herein;

        (ii)   The Defeasance Deposit to be paid by Borrower to Agent for such Release Project shall be an amount equal to the sum of (A), (B) and (C), as follows:

        (A)  the Yield Maintenance Amount, as determined by Agent, which is sufficient to Defease a portion of the principal balance of the Loan equal to the Allocated Loan Amount for the applicable Release Project;

        (B)  any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Agent's estimate of administrative expenses and applicable federal, state or local income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan) to Defease the applicable portion of the principal balance of the Loan as set forth herein; and

        (C)  any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the Release or otherwise required to accomplish the following, all as reasonably estimated by Agent;

        (iii)  As of the date of the proposed Release, the Project Yield, measured solely with respect to the remaining Projects is equal to or greater than seventeen and one-tenth percent (17.1%);

        (iv)  As of the date of the proposed Release, the Debt Service Coverage Ratio, measured solely with respect to the remaining Projects is equal to or greater than 2.10:1.00;

        (v)   As of the date of the proposed Release, no Material Adverse Change has occurred (other than a Material Adverse Change related solely to the applicable Release Project(s) such that the requested Release would have the effect of curing the Material Adverse Change with respect to the remaining Projects following such Release);

        (vi)  As of the date of the proposed Release of any Release Project, no default or Event of Default shall have occurred and shall be continuing under any of the Loan Documents (other than a default or Event of Default related solely to the applicable Release Project(s) such that the requested Release would have the effect of curing the default or Event of Default, as applicable, with respect to the remaining Projects following such Release);

        (vii) If requested by Agent, the Successor Borrower(s) and the remaining Borrowers shall executed one or more new promissory notes, substantially in the form of the Note, to separate the portion of the Loan being Defeased from the portion of the Loan not being Defeased; and

        (viii) Borrower shall have paid Agent all of Agent's reasonable out-of-pocket fees and expenses, including reasonable attorneys' fees and expenses, incurred in connection with the Release.

        Notwithstanding anything contained in Section 2.5(b), the Guaranty shall not be released in connection with Releases under this Section 2.11.

ARTICLE III
INSURANCE, CONDEMNATION, AND IMPOUNDS,

        Section 3.1    Insurance.

        Borrowers shall maintain insurance as follows:

        (a)   Property. Borrowers shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and "special perils" insurance policy (including a separate policy for broad form boiler and machinery coverage (without exclusion for explosion)) for the full insurable value thereof the term "full insurable value" to mean the actual replacement cost of the improvements and the personal property (without taking into account depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Agent, including, without limitation, ordinance or law coverage, in amounts and in form and with carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts and form shall not be changed without the prior written consent of Agent which consent shall not be unreasonably withheld or delayed. Borrowers shall keep each Project insured against loss by flood if such Project is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 (and any successor acts thereto) in an amount at least equal to the amount approved by Agent as of the Closing Date. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Agent to be applied as provided in Section 3.2.

        (b)   Liability. Borrowers shall maintain (a) commercial general liability insurance with respect to the Projects; (b) worker's compensation insurance and employer's liability insurance covering employees at the Projects employed by Borrowers or Master Tenants (to the extent required, and in the amounts required by applicable laws); (c) business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrowers' property insurance; (f) builder's risk insurance, as applicable, and (g) Terrorism insurance (subject to the last sentence of this Section 3.1(b)). All of the above shall be maintained at all times during the term of the Loan with coverages, in the amounts and forms and with limits and carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts, limits and form shall not be changed or reduced without the prior written consent of Agent, which shall not be unreasonably withheld or delayed. Lender and Borrowers agree that with respect to the amounts of any general and professional liability insurance to be maintained by Borrowers hereunder, Master Tenants' coverage under such insurance policy or policies shall be deemed sufficient to satisfy the requirements of this Section 3.1(b) so long as (i) policy limits of not less than $1,000,000 per occurrence and $3,000,000 aggregate per Project, with a self-insured retention no greater than $350,000 per occurrence, are maintained, unless other limits or retentions are first approved in writing by Agent, which approval shall not be unreasonably withheld or denied, and (ii) Master Tenants either (A) accrue in their financial statements reserves adequate to fund estimated losses payable by Master Tenants on account of any self-insured retentions, deductibles and other liabilities not covered by such policy or policies, and/or (B) to the extent reserves are not accrued therefor, purchase coverage from an insurer or insurers (which shall meet the criteria set forth in Section 3.1(d) below) covering the self insured retentions and/or any deductibles under the policies required hereby. Notwithstanding anything to the contrary contained herein, from and after the date hereof, insurance coverage for terrorism, terrorist acts or similar perils (collectively, "Terrorism") may be required by Agent if such coverage is (1) customarily obtained by owners of property similar to the Projects in use, character and geographic location (the Tucson, Phoenix, Walla Walla, Los Angeles or Santa Rosa metropolitan areas, as applicable), and (2) readily available at a cost which, in Agent's opinion, exercised reasonably, is commercially reasonable.

        (c)   Other Insurance. Borrowers shall maintain such other insurance with respect to the Projects as reasonably required by Agent.

        (d)   Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State where each Project is located, with a rating of "A-IX" or better as established by Best's Rating Guide (or an equivalent rating approved in writing by Agent); provided that insurance policies for surplus insurance may be issued by unrated insurance companies reasonably approved by Agent. Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days' prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrowers shall invalidate any policy as against Agent. Borrowers shall assign the policies or proofs of insurance to Agent, in such manner and form that Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrowers shall deliver copies of all original policies certified to Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided. Borrowers shall not maintain any separate or additional property insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Agent in all respects.

        (e)   Adjustments. Borrowers shall give immediate written notice of any loss to the insurance carrier and to Agent. Borrowers hereby irrevocably authorize and empower Agent, as attorney-in-fact for Borrowers coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent's expenses incurred. in the collection of such proceeds. Nothing contained in this Section 3.1, however, shall require Agent to incur any expense or take any action hereunder.

        (f)    Agent's Right to Purchase Insurance. In the event Borrowers fail to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers' expense to protect Agent's interests in the Projects. This insurance may, but need not, protect Borrowers' interests. The coverage purchased by Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Projects. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained insurance as required by this Agreement. If Agent purchases insurance for the Projects, Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Loan. The costs of the insurance may be more than the cost of insurance Borrowers are able to obtain on their own.

        Section 3.2    Use and Application of Insurance Proceeds

        Agent shall apply insurance proceeds to costs of restoring a Project or Projects or the Loan as follows:

        (a)   if a loss is less than or equal to twenty five percent (25%), of the Allocated Loan Amount shown on Schedule 3.2(a) with respect to the Project or Projects affected by such loss, Agent shall apply the insurance proceeds to restoration provided that: (i) no Event of Default exists, and (ii) Borrowers promptly commence and diligently pursues restoration of the Projects;

        (b)   if the loss exceeds twenty-five percent (25%) of the Allocated Loan amount with respect to the Project or Projects affected by the loss, but is not more than thirty percent (30%) of the replacement value of the affected improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the Project or Projects as a whole), Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration: (i) no Event of Default exists; (ii) Agent determines that there are sufficient funds available to restore and repair the Projects to a condition approved by Agent; (iii) Agent determines that the Net Operating Income of the Projects during restoration plus the collectible proceeds of business interruption insurance will be sufficient to pay Debt Service; (iv) Agent determines that restoration and repair of the affected Project or Projects to a condition approved by Agent will be completed within six months after the elate of loss or casualty and in any event ninety (90) days prior to the Maturity Date; and (v) Borrowers promptly commence and are diligently pursuing restoration of the affected Project or Projects; or

        (c)   if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Subsections (b) above, in Agent's sole discretion, Agent may apply any insurance proceeds it may receive to the payment of the Loan or allow all or a portion of such proceeds to be used for the restoration of the affected Project or Projects.

        Insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects' certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Part D of Schedule 2.1 with respect to disbursement of insurance proceeds.

        Section 3.3    Condemnation Awards.

        Borrowers shall immediately notify Agent of the institution of any proceeding for the condemnation or other taking of any Project or any portion thereof. Agent may participate in any such proceeding and Borrowers will deliver to Agent all instruments necessary or required by Agent to permit such participation. Without Agent's prior consent, Borrowers (a) shall not agree to any compensation or award, and (b) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Projects or any part thereof are hereby assigned to and shall be paid to Agent. Borrowers authorize Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Agent's sole discretion, (a) to apply the same (after deduction of Lender's reasonable costs and expenses, if any in collecting the same) toward the payment of the Loan in such order and manner as Agent may elect, notwithstanding that the Loan may not then be due and payable, or (b) to make the same available to Borrowers for the restoration or repair of the Projects. If the net proceeds of the condemnation award are made available to Borrower for restoration or repair, such proceeds shall be disbursed upon satisfaction of and in accordance with the terms and conditions set forth in Section 3.2. Borrowers, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all liens, charges or encumbrances.

        Section 3.4    Insurance Impounds.

        Borrowers shall deposit with Agent, monthly, a sum of money (the "Insurance Impound") equal to one-twelfth (1/12th) of the annual charges for insurance premiums relating to the insurance coverages required by this Agreement. At or before the initial advance of the Loan, Borrowers shall deposit with Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments and maintain a reserve equal to approximately 1/6 of the annual charges in Agent's sole but reasonable estimation. Deposits shall be made on the basis of Agent's estimate from time to time of the charges for the current year. All funds so deposited shall be held by Agent. These sums may be commingled with the general funds of Agent, and shall not be deemed to be held in trust for the benefit of Borrowers. So long as no Event of Default exists hereunder, Agent shall credit for Borrowers' account interest on such funds held by Agent from time to time at the money market account rate announced from time to time by the Northern Trust Company or any other national banking association selected by Agent in its sole discretion (the "Money Market Rate"). All interest paid on such funds shall be deemed to be a part of the Insurance impound and shall be applied in accordance with this Section 3.4. Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent. Borrowers shall furnish Agent with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Agent, together with amounts to be deposited by Borrowers before such charges are payable is insufficient to pay such charges and maintain a reserve equal to approximately 1/6 of the annual charges in Agent's sole but reasonable estimation, Borrowers shall deposit any deficiency with Agent immediately upon demand. Agent shall pay such charges when the amount on deposit with Agent is sufficient to pay such charges and maintain such reserve and Agent has received a bill for such charges. Notwithstanding the foregoing to the contrary, so long as no Event of Default is continuing, this Section 3.4 shall not apply.

        Section 3.5    Real Estate Tax Impounds.

        Borrowers shall deposit with Agent, monthly, a sum of money (the "Tax Impound") equal to one-twelfth (1/12th) of the annual charges for real estate taxes, assessments, franchise taxes and changes, impositions and other charges and obligations relating to the Projects (collectively, the "Taxes"). At or before the initial advance of the Loan, Borrowers shall deposit with Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments and maintain a reserve equal to approximately 1/6 of the annual taxes, assessments and charges in Agent's sole but reasonable estimation. Deposits shall be made on the basis of Agent's estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Agent's election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Agent. These sums may be commingled with Agent's general funds and shall not be deemed to be held in trust for the benefit of Borrowers. So long as no Event of Default exists hereunder, Agent shall credit for Borrowers' account interest on such funds held by Agent from time to time at the Money Market Rate. All interest paid on such funds shall be deemed to be a part of the Tax Impound and shall be applied in accordance with this Section 3.5. Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent. Borrowers shall furnish Agent with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Agent, together with amounts to be deposited by Borrowers before such charges are payable, is insufficient to pay such charges and maintain a reserve equal to approximately 1/6 of the annual taxes, assessments and charges in Agent's sole but reasonable estimation, Borrowers shall deposit any deficiency with Agent immediately upon demand. Agent shall pay such charges when the amount on deposit with Agent is sufficient to pay such charges and maintain such reserve and Agent has received a bill for such charges. The obligation of Borrowers to pay the Taxes, as set forth in the Security Documents, is not affected or modified by the provision of this paragraph.

        Section 3.6    Replacement Reserves.

        (a)   Deposits. At the time of and in addition to the monthly installment of interest and, principal due under the Note and this Loan Agreement, Borrowers shall pay to Agent an amount equal to the product of Thirty Dollars ($30) multiplied by the number of skilled nursing beds and assisted living units in the Projects (the "Replacement Deposit"). Provided no Event of Default hereunder or under any of the other Loan Documents has occurred and is continuing, Agent shall credit for Borrowers' account interest on the sum of the Replacement Deposit held by Agent from time to time, which interest shall accrue monthly at the Money Market Rate. The undisbursed amount of the Replacement Deposit and any interest earned thereon is hereinafter referred to as the "Replacement Reserve". Borrowers hereby grant to Agent for the benefit of Lender and Agent a security interest in the Replacement Reserve for the purpose of securing the Loan. On the Maturity Date, the monies then remaining on deposit with Agent shall, at Agent's option, be applied against the Indebtedness or if no Potential Default is continuing, returned to Borrowers. The Replacement Reserve may be commingled with the general funds of the Agent, and these sums shall not be deemed to be held in trust for the benefit of Borrowers.

        (b)   Disbursements. So long as no Event of Default hereunder or under any of the other Loan Documents has occurred and is continuing, Borrowers may request, from time to time, Agent to disburse funds from the Replacement Reserve (which request will include a reasonably detailed description of the capital expenditures at the Projects which Borrowers intend to pay for with such funds), which request shall not be unreasonably denied by Agent. If requested by Agent, each disbursement request will be accompanied by copies of invoices, lien waivers and other evidence reasonably required by Agent.

        If an Event of Default occurs, Agent shall have the right to apply all or any portion of the Replacement Reserve to the obligations evidenced by the Loan Documents in such order as Agent in its sole discretion determines.

ARTICLE IV
LEASING MATTERS

        Section 4.1 Representations and Warranties on Leases.

Borrowers represent and warrant to Agent with respect to Leases of the Projects that: (a) the rent roll separately delivered to Agent at or prior to Closing is true and correct as of the date hereof, and the Leases are valid and in and full force and effect; (b) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the Master Leases delivered to Agent are true and complete; (d) no Borrower has any knowledge of any notice of termination or default with respect to any Master Lease or any other non-residential Lease; (e) no Borrower has assigned or pledged any of the Leases, the rents or any interests therein, except to Agent; (f) no tenant or other party has an option to purchase all or any portion of the Projects; (g) no Master Tenant has the right to terminate its Lease prior to expiration of the stated term of such Master Lease (unless due to casualty or condemnation of the Project); and (i) no tenant has prepaid more than one month's rent in advance (except for bona fide security deposits not in excess of an amount equal to two month's rent).

        Section 4.2 Approval Rights.

        (a)   Borrowers shall not and shall not permit any Master Tenant to, without Agent's prior written consent, enter into or amend (in any material respect) any Lease or other rental or occupancy agreement or concession agreement with respect to a Project except as expressly permitted hereunder.

        (b)   Borrowers shall have the right to enter into or to permit any Master Tenant to, amend and/or modify non-residential Leases without Agent's consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the form of the nonresidential Lease is that of the standard lease form approved by Agent, with no material modifications, (iii) the initial term is not longer than five (5) years, and (iv) the leased premises are not greater than 15% of the square footage of the applicable Project.

        (c)   Borrower and any Master Tenant shall have the right to enter into or amend any residential Lease which has a term of no more than one (1) year and all such residential Leases shall be at market rates on the form previously approved by Agent without any material modifications.

        Section 4.3 Covenants.

Borrowers shall or shall cause Master Tenants to: (a) perform the obligations which any Borrower or Master Tenant is required to perform under the Leases; (b) enforce the material obligations to be performed by the tenants under the Leases; (c) promptly furnish to Agent any notice of default or termination received by any Borrower or Master Tenant from any non-residential tenant, and any notice of default or termination given by any Borrower or Master tenant to any non-residential tenant; (d) not collect, without Agent's prior written consent, any rents for more than one month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) not enter, without Agent's prior written consent, into any ground lease or master lease (other than the Master Leases) of any part of the Projects; (f) not further assign or encumber any Lease; (g) not, except with Agent's prior written consent, cancel or accept surrender or termination of any non-residential Lease; and (h) not, except with Agent's prior written consent, modify or amend any non-residential Lease, and any action in violation of clauses (e), (f), (g), and (h) of this Section 4.3 shall be void at the election of Agent. Borrowers will not suffer or permit any breach or default to occur in any of any Borrower's or Master Tenant's obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of any Borrower to meet any requirement of any Lease.

        Section 4.4 Tenant Estoppels.

At Agent's request, Borrowers shall obtain and furnish to Agent, written estoppels in form and substance satisfactory to Agent, executed by each Master Tenant and by each tenant under other non-residential Leases in the Projects and confirming the term, rent, and other provisions and matters relating to the Leases.

        Section 4.5 Security Deposits

        (a)   Existence of Security Deposits. None of any Borrower nor any Master Tenant has collected or is in receipt of any security deposit from any tenant of any Project, except as described on the rent rolls previously provided to Agent at or prior to closing. Borrowers and/or Master Tenants, as applicable shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrowers or Master Tenants, as applicable.

        (b)   Lien on Security Deposits. Borrowers or Master Tenants shall at all times have on deposit with Agent, as cash collateral for the Loan and all amounts payable under the Loan Documents, an amount of cash equal to the aggregate amount of security deposits which are or may become refundable to tenants of the Projects from time to time. Agent agrees to allow Borrowers or Master Tenants, if applicable, to use such funds solely to repay such amounts to tenants of the Projects, as and when the same are due; provided Agent may, but shall not be obligated to, pay such amounts directly to the tenants upon Agent's receipt of evidence reasonably satisfactory to Agent that such amounts are due; and provided further, upon payment in full of the Loan and all other amounts due Agent under the Loan Documents, Agent shall pay any remaining amounts on deposit with Agent pursuant to this Section 4.5(b) to Borrower or Master Tenants, if applicable. Agent shall not be obligated to pay Borrowers or any Master Tenant, if applicable, interest on any amounts on deposit with Agent pursuant to this Section 4.5(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Borrowers represents and warrants to Agent that:

        Section 5.1 Organization and Power.

Each Borrower and each Guarantor (other than a natural person) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the state of its formation. Each Borrower and each Guarantor (other than a natural person and to the extent required by law) is in good standing under the laws of and is in compliance with legal requirements applicable to doing business in the state where each Project is located. No Borrower is a "foreign person" within the meaning of § 1445(f)(3) of the Internal Revenue Code.

        Section 5.2 Members.

Guarantor. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal place of business at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. Guarantor is the sole managing member of each Borrower and owns one hundred percent (100%) of the membership interests in each Borrower free and clear of all liens, claims, and encumbrances. Guarantor has full right, power and authority to execute the Loan Documents on its own behalf and on behalf of each Borrower.

        Section 5.3 Borrowers' Operating Agreement.

A true and complete copy of the operating agreement creating each Borrower and any and all amendments thereto (collectively, the "Operating Agreement") have been furnished to Agent. The Operating Agreement constitutes the entire agreement among the members of each Borrower and is binding upon and enforceable against each of the members in accordance with its terms. There are no other agreements, oral or written, among any of the members relating to any Borrower. No breach exists under the Operating Agreement and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Operating Agreement.

        Section 5.4 Corporate Documents.

A true and complete copy of the articles of incorporation and by-laws of Guarantor and all other documents creating and governing Guarantor (collectively, the "Incorporation Documents") have been furnished to Agent. There are no other agreements, oral or written, among any of the shareholders of Guarantor relating to Guarantor. The Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms. The Incorporation Documents constitute the entire understanding among the shareholders of Guarantor. No breach exists under the Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Incorporation Documents.

        Section 5.5 Validity of Loan Documents.

The execution, delivery and performance by Borrowers and each Guarantor of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrowers and each Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

        Section 5.6 Liabilities; Litigation.

        (a)   The financial statements delivered by Borrowers, each Guarantor and, Master Tenants are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, any Borrower, Guarantor or any Master Tenant. Except as disclosed in such financial statements or on Schedule 5.6, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of any Borrower, threatened, against any Project, any Borrower, Guarantor or any Master Tenant which if adversely determined could have a material adverse effect on such party, any Project or the Loan.

        (b)   Neither any Borrower nor Guarantor nor any Master Tenant is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither any Borrower nor Guarantor nor any Master Tenant has knowledge of any Person contemplating the filing of any such petition against it.

        Section 5.7 Taxes and Assessments.

There are no unpaid or outstanding real estate or other taxes or, assessments on or against the Projects or any part thereof, except general real estate taxes not due or payable. Copies of the current general real estate tax bills, with respect to the Projects have been delivered to Agent. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrowers' best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

        Section 5.8 Other Agreements; Defaults.

Neither any Borrower nor Guarantor nor any Master Tenant is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction, which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower or Guarantor or any Master Tenant. Neither any Borrower nor Guarantor nor any Master Tenant is in violation of any agreement which violation would have an adverse effect on any Project, any Borrower, Guarantor or any Master Tenant or any Borrower's or Guarantor's or any Master Tenant business, properties, or assets, operations or condition, financial or otherwise.

        Section 5.9 Compliance with Law.

Each Borrower, Guarantor and each Master Tenant has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease, and operate the Projects and carry on its business, and each Project is in compliance, in all material respects, with all applicable legal requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. No Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements.

        Section 5.10 Condemnation.

To Borrower's knowledge, as of the date hereof, no condemnation is pending nor has any condemnation been threatened with respect to all or any portion of the Project.

        Section 5.11 Access.

Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Protect. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

        Section 5.12 Flood Hazard.

No Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over any Project.

        Section 5.13 Property.

A fee in each Project is, or contemporaneously with the initial funding of the Loan will be, owned by the respective Borrower free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions to title as have been approved by Agent. To the best of Borrowers' knowledge, the Projects are in compliance with all zoning requirements, building codes, subdivision improvement agreements, declarations, ground leases, and all covenants, conditions and restrictions of record. Except as set forth in the exceptions to title approved by Agent, the zoning and subdivision approval of the Projects and the right and ability to, use or operate the Projects are not in any way dependent on or related to any real estate other than the Properties where the same are to be made. Except as previously disclosed to Agent in writing, to the best of Borrowers' knowledge, as of the date hereof, (i) there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, ground leases, covenants, conditions, or restrictions of record, or other agreements relating to the Projects, or any part thereof, (ii) the Projects are in good condition and repair with no deferred maintenance and are free from damage caused by fire or other casualty, (iii) there is no latent or patent structural or other significant defect or deficiency in the Projects, (iv) design and as-built conditions of the Projects are such that no drainage or surface or other water will drain across or rest upon either the Project or land of others except in areas designated for such purpose and for which a benefiting or burdening easement has been established, and (v) none of the Improvements on the Projects create an encroachment over, across or upon any of the Projects' boundary lines, rights of way or easements, and no buildings or other improvements on adjoining land create such an encroachment.

        Section 5.14 Location of Borrowers.

Each Borrower's principal place of business and chief executive offices are located at the address stated in Section 10.1.

        Section 5.15 Margin Stock.

No part of proceeds of the Loan will be used for purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

        Section 5.16 Tax Filings.

Each Borrower and each Guarantor have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by each Borrower and each Guarantor, respectively.

        Section 5.17 Solvency.

After giving effect to the Loan, the fair saleable value of each Borrower's assets exceeds and will, immediately following the making of the Loan, exceed any Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower's assets is and will, immediately following the making of the Loan, be greater than such Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured, no Borrower's assets constitute and, immediately following the making of the Loan will not constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).

        Section 5.18 Full and Accurate Disclosure.

No statement of fact made by or on behalf of any Borrower or Guarantor or any Master Tenant in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower which has not been disclosed to Agent which adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of any Borrower or Guarantor.

        Section 5.19 Single Purpose Entity.

Each Borrower is and has at all times since its formation been a Single Purpose Entity.

        Section 5.20 No Broker.

No brokerage commission or finder's fee is owing to any broker or finder arising out of any actions or activity of any Borrower in connection with the Loan.

        Section 5.21 Reserved

        Section 5.22 Labor Disputes.

To the best of each Borrower's knowledge, there are no strikes, boycotts, or labor disputes which could reasonably be anticipated to have a material adverse effect on the operation of any Project.

        Section 5.23 Employees.

Employees. No Borrower has any employees.

        Section 5.24 ERISA (Borrower).

        (a)   No Borrower is an "employee benefit plan" as defined in Section 3(3) of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (b) Borrowers are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; (c) the assets of the Borrowers do not constitute "plan assets" of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (d) one or more of the following circumstances is true: (i) Equity interests in Borrowers are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2) or are securities issued by an investment company registered under the Investment Company Act of 1940; (ii) Less than twenty-five percent (25%) of the value of any class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (iii) Borrowers each qualify as an "operating company", a "venture capital operating company", or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e). Borrowers shall deliver to Agent such certifications and/or other evidence periodically requested by Agent, in its reasonable discretion, to verify these representations and warranties. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause the Loan Documents or any exercise of Agent's or Lender's rights under the Loan Documents to (1) constitute a non-exempt prohibited transaction under ERISA or (2) violate ERISA or any state statute regulating governmental plans (collectively, a "Violation"), which failure continues for thirty (30) days after written notice, shall be an Event of Default. Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrowers or the Projects (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would negate Borrowers' representations in this section or cause a Violation. At least Fifteen (15) days before consummation of any of the foregoing, Borrowers shall obtain from the proposed transferee or lienholder (1) a certification to Agent that the representations and warranties of this subparagraph will be true after consummation and (2) an agreement to comply with this section.

        Section 5.25 Intellectual Property.

Except as set forth on Exhibit B, Borrowers have no interest in any trademarks, copyrights, patents or other intellectual property with respect to the Projects.

        Section 5.26 Anti-Terrorism and Anti-Money Laundering Compliance.

        (a)   Compliance with, Anti-Terrorism Laws. Borrowers represent, warrant to Agent that they are not, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers is, (i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), l(b), l(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Amendment as the "Anti-Terrorism Laws". Borrowers represent and warrant that they require, and have taken reasonable measures to ensure compliance with, the requirement, that no Person who owns any other direct interest in Borrowers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 5.25 shall not apply to any Person to the extent that such Person's interest in the Borrowers is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

        (b)   Funds Invested in Borrowers. Borrowers represent and warrant that they have taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in any Borrower, to assure that funds invested by such holders in Borrowers are derived from legal sources ("Anti-Money Laundering Measures"). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. ("BSA"), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, "Anti-Money Laundering Laws").

        (c)   No Violation of Anti-Money Laundering Laws. Borrowers represent and warrant to Agent, to its actual knowledge after making due inquiry, that neither Borrowers nor any holder of a direct or indirect interest in any Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

        (d)   Borrower Compliance with Anti-Money Laundering Laws. Borrowers represent, warrant to Agent that they have taken reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrowers are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

        Section 5.27 Master Lease.

A true, correct and complete copy of each Master Lease, together with all amendments thereto, has been delivered to Agent; and each Master Lease, and all amendments thereto is in full force and effect as of the Closing Date.

        Section 5.28 Property Management.

Each Project is managed by the applicable Master Tenant, and there is no agreement in place between any Borrowers or any Master Tenant with a third party for the provision of management services at any Project.

ARTICLE VI
FINANCIAL REPORTING NOTICES

        Section 6.1 Financial Statements.

Borrowers shall furnish to Agent and shall cause the Loan Parties to furnish to Agent such financial statements and other financial Information as Agent may from time to time request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrowers at the dates and for the period indicated and shall be sufficient to permit Agent to calculate and/or verify Borrowers' calculation of Net Operating Income. Without limitation of the foregoing, Borrowers shall furnish to Agent and shall cause Loan Parties and Master Tenants to furnish to Agent the following statements:

        (a)   Monthly Reports.

        (i)    Borrowers shall deliver or cause to be delivered to Agent on or prior to the twenty-fifth (25th) day of each fiscal month used by Master Tenants and/or Borrowers in preparing financial reports (each, a "fiscal month") the following reports in respect of the Projects:

        (A)  Statements of the operations of the Projects (including a current occupancy report by financial class and operating statement) as of the last day of the immediately preceding fiscal month;

        (B)  For the preceding fiscal month and fiscal year-to-date (i) a cash summary detailing all cash activity and reconciling beginning and end cash balances, and (ii) for Borrowers and Master Tenants, aged accounts receivable and accounts payable;

        (C)  Statements of Net Operating Income.

        (ii)   Upon request by Agent, Borrowers shall deliver or cause to be delivered to Agent the following (together with the foregoing, such reports are hereinafter collectively referred to as the "Monthly Reports"):

        (A)  A true, correct and complete copy of the check register showing all paid invoices, indicating date paid, amount paid and check number; and

        (B)  Evidence of the timely payment of all taxes and insurance premiums not paid from the Insurance Impound or Tax Impound.

        (iii)  The Monthly Reports shall (a) be certified by the chief financial representative of Borrowers as true, correct and complete, (b) be derived from the books and records maintained by Borrowers and/or /Master Tenants at the Projects or the Borrowers' principal office in Mission Viejo, California, and (c) be accompanied with copies of supporting documentation to the extent that Agent shall request.

        (iv)  Each financial statement, report or other information required to be delivered or caused to be delivered by Borrowers and/or Master Tenants to Agent under this Agreement and required hereunder to be certified by the chief financial representative of Borrowers shall also certify that: (a) all of the covenants set forth in Article VII are fully performed and (b) the representations and warranties set forth in the this Loan Agreement, the Security Documents and in the other Loan Documents are and remain true, correct and complete except as disclosed in writing in the certificate. Each financial statement, report or other information required to be delivered by Borrowers to Agent under this Agreement shall show all material contingent liabilities, shall be prepared in accordance with sound accounting practices and shall accurately and fairly present the results of operations and the financial condition of the person(s) referred to therein as of the dates and for the period indicated.

        (b)   Annual Statements. Within ninety (90) days after the end of each fiscal year, Borrowers shall deliver or cause to be delivered to Agent a balance sheet and financial statements of each Borrower, Guarantor and Master Tenant, which shall show, if Agent requests, each Guarantor's other real estate holdings, including income and expenses, debt service requirements and occupancy and Borrowers, certified as true and correct in all respects, and prepared in accordance with sound accounting practices and fairly presenting the financial condition(s) of the person(s) referred to therein as of the date(s) indicated.

        Section 6.2 Audits.

If Borrowers fail to furnish or cause to be furnished promptly any report required by Section 6.1, or if Agent reasonably deems such reports to be unacceptable or unreliable, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrowers, and Loan Parties and Master Tenants which in any way pertain to the projects and to prepare such reports. Such audit shall be made and such reports shall be prepared by an independent firm of certified public accountants to be selected by Agent or another auditor of Agent's choice (which may be an affiliate of Agent). Borrowers shall pay all reasonable expenses of the audit and other services, which expenses shall be immediately due and payable with interest thereon at the Default Rate.

        Section 6.3 Books and Records/Audits.

Borrowers shall keep and maintain or cause to be kept and maintained at all times at the Projects or at the Borrower's principal office in Mission Viejo, California, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation, of the Projects and to provide the financial statements required to be provided to Agent pursuant to Section 6.1 above and copies of all written contracts, correspondence, reports of Agent's independent consultant, if any, and other documents affecting the Projects. Agent and its designated agents shall have the right to inspect and copy any of the foregoing. Additionally, Agent may audit and determine, in Agent's sole and absolute discretion, the accuracy of Borrowers' records and computations. The costs and expenses of the audit shall be paid by Borrowers if the audit discloses a monetary variance in any financial information or computation equal to or greater than the greater of: (i) five percent (5%); or (ii) Five Thousand and No/100 Dollars ($5,000.00) more than any computation submitted by Borrowers.

        Section 6.4 Notice of Litigation or Default.

Borrowers shall promptly provide Agent with:

        (a)   written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any Governmental Authority) pending or, to any Borrower's or Guarantor's knowledge, threatened against or relating to any Borrower, Guarantor, Project or Master Tenant (but with respect to matters affecting only Guarantor, only such matters which could reasonably be expected to have a material adverse effect on the financial condition of such Person and with respect to matters affecting only Master Tenant, only such matters which pertain to a Project or which could reasonably be expected to have a material adverse effect on Master Tenant's financial condition), or any Project; provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $10,000, Borrowers shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this Section 6.4.

        (b)   a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by any Borrower, Guarantor or Master Tenant relating to (i) Guarantor, if potentially material to the business operations of such Guarantor or (ii) any Borrower, the Collateral or the Projects; and

        (c)   a copy of all notices sent to or received from any Master Tenant under any Master Lease.

        Section 6.5 Bank Accounts.

Borrower shall, and shall cause the Master Tenants to, provide Agent with the following information with respect to each of the accounts from which payments will be made to Agent pursuant to the Loan Documents: (i) bank name; (ii) bank's ABA number; (iii) bank account number; and (iv) the name in which the bank account is held.

ARTICLE VII
COVENANTS

Each Borrower covenants and agrees with Agent as follows:

        Section 7.1 Inspection.

Subject to the rights of tenants under the Leases, Agent and its authorized agents may enter upon and inspect the Projects at all reasonable times upon notice given orally or in writing to Borrowers.

        Section 7.2 Due on Sale and Encumbrance, Transfers of Interests.

        (a)   Except as permitted hereby, without the prior written consent of Agent, no Borrower nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower shall

        (i)    create, or permit the creation of, any new direct or indirect ownership interest in any Borrower, or

        (ii)   transfer, or permit the transfer of (A) all or any part of the Projects, or any interest therein (other than Leases permitted hereunder), or (B) any direct or indirect ownership interest in any Borrower (including any interest in the profits, losses or cash distributions in any way relating to the Projects, any Borrower or Guarantor), or

        (iii)  encumber, alienate, grant a Lien or grant any other interest in any Project or any part thereof (other than Leases, easements or other restrictions permitted hereunder) or take or fail to take any other action which would result in a Lien against the Projects or the interest of any Borrower in any Project or any ownership interest in any Borrower, whether voluntarily or involuntarily except Liens in favor of Agent for the benefit of Lender and Agent, or

        (iv)  enter into any easement or other agreement granting rights in or restricting the use or development of any Project (provided that Agent's consent thereto shall not be unreasonably withheld or delayed), or

        (v)   permit a Change in Control (as defined below) of the Guarantor.

        (b)   Notwithstanding the foregoing or any other provision of this Agreement or the Loan Documents to the contrary, nothing contained herein or in any of the Loan Documents shall prevent the transfer of an ownership interest in Guarantor as a result of or in connection with any of the following:

        (i)    Private Placements. Any sale, conveyance, transfer or new issuance of equity or other interests in Guarantor to a third Person (as defined below), which third Person must be reasonably acceptable to Agent, in a bona fide arm's-length transaction as part of the current and ongoing capitalization of Guarantor, which does not result in a Change in Control, so long as (a) Guarantor provides written notice of any such transaction to Agent (which notice shall include the name of the purchaser and the percentage of ownership purchased), (b) the proceeds of such transaction are used only for proper corporate purposes, and (c) the then-current officers and a majority of the then-current directors remain as officers and directors of Guarantor or Guarantor immediately following such transaction.

        (ii)   Public Offering. Any Change in Control occurring in connection with a public offering of Guarantor's stock which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the American Stock Exchange or the New York Stock Exchange, authorized for quotation on the NASDAQ National Market, or listed or authorized for quotation on another national or regional stock exchange immediately upon the completion of such public offering. In addition, so long as such stock of Guarantor is listed for trading on any such exchange or authorized for quotation on such market, the transfer or exchange of such stock over such exchange or market shall not be deemed a Change in Control hereunder unless the same (whether in one transaction or in any step or series of transactions) results, directly or indirectly, in a Change of Control of Guarantor as a result of a tender or similar offer to acquire a substantial majority of the issued and outstanding securities of Guarantor.

        (iii)  As used in this Section 7.2, "Change in Control" shall mean a change (voluntary or involuntary, by operation of law or otherwise) in the Person or Persons which directly or indirectly control Guarantor as of the date hereof, as described in subparagraphs (A) through (D) below:

        (A)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities (or other equity interests) of Guarantor representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities (or equity interests) of Guarantor (but not in the case of any such Person who, as of the date of this Agreement, holds such thirty-five percent (35%) interest); or

        (B)  the stockholders (or holders of equity interests) of Guarantor approve a merger or consolidation of Guarantor with any other corporation (or other entity), other than as part of a corporate restructuring which does not result in a material (i.e., thirty-five percent (35%) or more) change in the ultimate stockholders (or holders of equity interests) of Guarantor; or

        (C)  the stockholders (or holders of voting equity interests) of Guarantor approve a plan of complete liquidation of Guarantor or an agreement for the sale or disposition by Guarantor of all or substantially all of the assets of Guarantor; or

        (D)  the creation or issuance of new stock (or other voting equity interests), other than stock or stock option grants to employees, officers and directors of Guarantor, in one or a series of transactions by which an aggregate of more than fifty percent (50%) of the stock (or other voting equity interests) of Guarantor shall be vested in a party or parties who are not stockholders (or holders of voting equity interests) of Guarantor as of the date of this Agreement.

        (iv)  For purposes of this Section 7.2, the term "Person" shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (v)   For purposes of this Section 7.2, the term "Beneficial Owner" shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.

        Section 7.3 Taxes; Charges.

Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes that may become a Lien upon any Project or become payable during the term of the Loan, and will promptly furnish Agent with evidence of such payment; however, Borrowers' compliance with Section 3.5 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 7.3. Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrowers shall pay when due all Taxes, claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on any Project (collectively, the "Charges"); however, Borrowers may contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Liens so long as (a) Borrowers have given prior written notice to Agent of the intent to so contest or object to any such Charges or Liens, (b) such contest stays the enforcement or collection of the Charges or any Lien created, (c) Borrowers provide Agent with a bond or other security satisfactory to Agent (including an endorsement to Agent's Title Policies insuring against such claim, demand or lien) assuring the discharge of Borrowers' obligations for such claims, demands or lien, including interest and penalties, and (d) Borrowers are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which a Project is scheduled to be sold for non-payment.

        Section 7.4 Control; Management.

Except as permitted in Section 7.2, there shall be no change in the day-to-day control and management of any Borrower, Guarantor or any Master Tenant without the written consent of Agent. Borrowers and/or Master Tenants shall hold and maintain all necessary licenses, certifications and permits required by law.

        Section 7.5 Operation; Maintenance; Inspection.

Each Borrower shall observe and comply with (or cause observance and compliance with) all legal requirements applicable to the ownership, use and operation of the Projects. Borrowers shall maintain (or cause to be maintained) the Projects in good condition and promptly repair any damage or casualty.

        Section 7.6 Taxes on Security,

Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or Lender. If there shall be enacted any law (1) deducting the Loan from the value of any Project for the purpose of taxation, (2) affecting any Lien on the Projects, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers Shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent or Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

        Section 7.7 Single Purpose Entity; Legal Existence, Name, Etc.

Each Borrower and each Master Tenant shall preserve and keep in full force and effect its existence as a Single Purpose Entity, entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither any Borrower nor any Master Tenant shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrowers to do so. No Borrower will amend or terminate or permit the amendment or termination of any Borrower's membership agreement without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed. Each Borrower and each Master Tenant shall conduct business only in its own name and no Borrower shall change its name, identity, or organizational structure, the location of its chief executive office or principal place of business or its state of organization unless Borrowers (a) shall have obtained the prior written consent of Agent to such change, which consent shall not be unreasonably withheld or delayed, and (b) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuations statement to assure perfection and continuation of perfection of security interests under the Loan Document. Each Borrower (and each Master Tenant shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other Borrower or entity.

        Section 7.8 Affiliate Transactions.

Without the prior written consent of Agent, no Borrower shall engage in any transaction affecting any Project with an Affiliate of Borrowers.

        Section 7.9 Limitation on Other Debt.

Neither any Borrower nor Guarantor shall, without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed, incur any Debt, except for trade payables in the ordinary course of business.

        Section 7.10 Further Assurances.

        Borrowers shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

        Section 7.11 Estoppel Certificates.

        Borrowers, within ten (10) days after request, shall furnish to Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Agent reasonably may request.

        Section 7.12 Notice of Certain Events.

        Borrowers shall promptly notify Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by any Borrower or any Master Tenant under other obligations relating to any Project or otherwise material to any Borrower's business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower or any Master Tenant and any governmental authority, affecting any Borrower or any Project; (d) a copy of each notice of default or termination given or made to any Master Tenant by any Borrower or received by any Borrower from any Master Tenant; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by this Agreement; and in the case of clauses (b), (d) or (e), promptly provide Agent with copies of such notices referred to therein.

        Section 7.13 Indemnification.

        Borrowers shall indemnify, defend and hold Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Agent's and Lender's counsel, in connection with (a) any inspection, review or testing of or with respect to any Project, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Agent or a Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to any Project, (c) any proceeding instituted by any Person claiming a Lien, and (d) any brokerage commissions or finder's fees claimed by any broker or other party in connection with the Loan, any Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except to the extent any of the foregoing is caused by an indemnitee's gross negligence or willful misconduct.

        Section 7.14 Use of Proceeds, Revenues.

        All proceeds of the Loan shall be used for proper business purposes related to the operation of the Borrowers' business and no portion of the proceeds of the Loan shall be distributed to the direct or indirect owners of Borrowers outside the ordinary course of business. No portion of the proceeds of the Loan shall be used by Borrowers in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. Except as otherwise specifically provided in the Loan Documents, Operating Revenues, and other Project proceeds received by Borrowers shall be applied to the Indebtedness then due and payable, operating expenses or other Project capital improvements, repairs or replacements before distribution by Borrowers to any member of any Borrower.

        Section 7.15 Bank Accounts: Notices to Tenants and Residents.

        Borrowers shall deliver to Agent, in form acceptable to Agent, an undated letter of direction to Master Tenant pursuant to which each such Master Tenant is irrevocably directed to make all payments directly to Agent or an Approved Bank Account. Upon the occurrence of an Event of Default, Agent shall have the right to date and deliver such letters of direction.

        Section 7.16 Reserved.

        Section 7.17 Reserved.

        Section 7.18 Compliance with Laws and Contractual Obligations.

        (a)   Borrowers will (to the extent applicable to Borrowers) comply with and (to the extent applicable to Master Tenants) will cause Master Tenants to comply with (i) the requirements of all applicable laws, rules, regulations and order of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a "State Regulator"), quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting) as are now in effect and which may be imposed upon any Borrower, Master Tenant or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of any Borrower; and as it relates to any Project, Master Tenant; and

        (b)   Borrowers will maintain or obtain and will cause Master Tenants to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by any Borrower Master Tenant for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of any Borrower or the ability to operate the Projects in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.

        Section 7.19 Notice of Money Laundering.

        If a tenant under any Lease is charged with crimes involving money laundering or predicate crimes to money laundering, and such charges are not dismissed without further investigation within thirty (30) days, then Borrowers shall give notice of such charges to Agent's and upon Agent's request, Borrowers shall exclude from the debt service rents from said tenant or resident.

        Section 7.20 Anti-Terrorism and Anti-Money Laundering Compliance

        (a)   Compliance with Anti-Terrorism Laws. Borrowers covenant to Agent and Lender that they shall not be, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers shall be; (i) listed on the Lists; or (ii) a Designated Person. Borrowers also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Borrowers shall be listed on any of the Lists or is or shall be a Designated Person. This Section 7.20 shall not apply to any Person to the extent that such Person's interest in the Borrowers is through a U.S. Publicly-Traded Entity.

        (b)   Compliance by Interest Holders. Borrowers shall require each Person that proposes to become a partner, member or shareholder in Borrowers after the date hereof and that is not a U.S. Publicly-Traded Entity to sign, and to deliver to Borrowers (and Borrowers shall deliver to Agent), (i) an Interest Holder Certification and Agreement, substantially in the form attached as Exhibit C ("Interest Holder Agreement"') and (ii) if requested by Agent, Borrowers shall deliver to Agent a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in Borrowers.

        (c)   Anti-Terrorism Policies. To the extent required by law, Borrowers agree to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Agreement as "Borrower Anti-Terrorism Policies"). Borrowers further agree to make the Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in Borrowers (such policies, procedures and controls are collectively referred to as "Investor Anti-Terrorism Policies"), together with the information collected thereby concerning Borrowers and such partners, members or shareholders (but not information about indirect members that do not have the power to direct the management or policies of Borrowers, whether through the ownership of voting stock, agreement or otherwise), available to Agent for review and inspection by Agent from time to time during normal business hours and upon reasonable prior notice, and Borrowers agree to deliver copies of the same to Agent from time to time upon request. Agent and Lender will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Agent and Lender for enforcement of its rights and/or in connection with reasonable business us in the management, administration and disposition of its assets and investments. Borrowers consent to the disclosure to U.S. regulators and law enforcement authorities by Agent or Lender or any of their affiliates or agents of such information about Borrowers and the owners of direct and indirect interests in Borrowers that Agent or Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

        (d)   Funds Invested in Borrowers. Borrowers covenant that they will take Anti-Money Laundering Measures in accordance with Anti-Money Laundering Laws with respect to each holder of a direct or indirect interest in any Borrower.

        (e)   Borrower Compliance with Anti-Money Laundering Laws. Borrowers covenant to Agent and Lender that they shall take reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrowers are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

        (f)    Notification of Agent; Quarantine Steps. Borrowers shall immediately notify Agent if Borrowers obtain actual knowledge that any holder of a direct or indirect interest in any Borrower, or any director, manager or officer of any of such holder, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

        Section 7.21 Employees.

        No Borrower shall have any employees while any portion of the Loan is outstanding.

        Section 7.22 Post-Closing Obligations.

        (a)   Amendment to Master Leases. Within thirty (30) days after the date hereof, Borrowers shall have entered into amendments with each of the Master Tenants, in form and substance reasonably acceptable to Agent, pursuant to which the Master Leases are amended to provide for monthly rent payments in an amount equal to 110% of the payments due on the Loan for the applicable month.

        (b)   Required Repairs. Within ninety (90) days (or such shorter time period as is specified on Exhibit F) after the date hereof, Borrower shall provide Agent with reasonably satisfactory evidence that the repairs listed on Exhibit F attached hereto have been completed. Notwithstanding the foregoing,(i) Borrowers shall not be required to complete any of the repairs for the Park Manor Project except for the railings, water heater and ADA compliance items listed as the seventh, eighth and ninth items on Exhibit F for the Park Manor Project (the "Deferred Repairs") until the earlier of (A) ninety (90) days following the denial (and the expiration or waiver of all appeal rights, if any) of the currently pending application for a CON to expand the Park Manor Project (the "Expansion CON"), (B) the date of completion of the expansion and related alterations made in connection with the Expansion CON, or (C) one (1) year after the date of hereof; provided, however, if within one (l) year after the date hereof, Borrowers notify Agent that the Expansion CON has been approved and Borrower intends to commence construction of the expansion and related alterations but that such construction is not anticipated to be complete within such one (1) year period, Agent's consent shall not be unreasonably withheld to an extension of the one (1) year period, with such extension to coincide with the timeline for completion of the expansion and related alterations under the Expansion CON; and (ii) Borrowers shall not be required to complete the ADA compliance items listed as the second item on Exhibit F for the Desert Terrace Project until Borrowers renovate the applicable areas of the Desert Terrace Project and provided that such ADA compliance items must be completed at the time of such renovation. Nothing herein shall be deemed a consent by Agent of any alteration being done to the Park Manor Project or the Desert Terrace Project or an approval of the Expansion CON nor shall anything herein constitute a waiver of any restrictions, conditions or obligation imposed in the Loan Documents with respect to any alterations to Improvements or any changes to any CON or other Governmental Approvals or Licenses for any of the Projects. Borrowers shall provide Agent with notice of the status of approval of the Expansion CON six (6) months after the date hereof.

        (c)   Good Standing Certificates. Within thirty (30) days after the date hereof, Borrowers shall deliver to Agent (i) certificates of good standing, or the equivalent, issued by the Secretary of State of California for Upland Community Care, Inc., Camarillo Community Care, Inc., Cedar Avenue Holdings and Granada Investments LLC, and (ii) good standing certificates, or the equivalent, issued by the Secretary of State of Washington for Manor Park Healthcare LLC and Plaza Health Holdings LLC.

        (d)   UCC Terminations. Within thirty (30) days after the date hereof, Borrowers shall deliver to Agent evidence that the Uniform Commercial Code financing statements described on Exhibit G attached hereto have been terminated.

        Section 7.23 Representations and Warranties.

        Except for those representations and warranties which are expressly made only as of the date hereof, Borrowers will cause all representations and warranties to remain true and correct all times during the term of this Agreement and while any portion of the Loan remains outstanding.

        Section 7.24 Cooperation.

        Borrowers acknowledge that Lender and its, successors and assigns may (a) sell, transfer or assign this Agreement, the Note and the other Loan Documents to one or more investors as a whole loan, in a rated or unrated public offering or private placement, (b) participate the Loan to one or more investors in a rated or unrated public offering or private placement, (c) deposit the Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets in a rated or unrated public offering or private placement, or (d) otherwise sell the Loan or interest therein to investors in a rated or unrated public offering or private placement (the transactions referred to in clauses (a) through (d) are hereinafter referred to as "Secondary Market Transactions"). Borrowers shall cooperate in good faith with Agent and Lender in effecting any such Secondary Market Transaction and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transaction (including without limitation, an institutional purchaser, participant or investor) including, without limitation, all structural or other changes to the Loan, modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel reasonably acceptable to such other purchasers, participants or investors may reasonably require; provided, however, that Borrowers shall not be required to modify any documents evidencing or securing the Loan which would (i) modify the interest rate payable under the Note, (ii) modify the stated maturity of the Note; (iii) modify the amortization of principal of the Note, (iv) modify or conflict with any other material terms or covenants of the Loan, (v) conflict with any Master Lease or (vi) increase the Borrowers' liability or obligations under the Loan Documents. Borrowers shall provide such information and documents relating to Borrowers, Loan Parties, the Projects and the Master Tenants. Borrowers acknowledge that certain information regarding the Loan and the Loan Parties and the Projects may be included in a private placement memorandum, prospectus or other disclosure documents.

        Section 7.25 Master Leases.

        Borrowers shall not, without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed, amend or terminate any Master Lease.

        Section 7.26 Property Management Agreements.

        Without Agent's prior written consent, Borrowers shall not, nor shall Borrowers permit any Master Tenant to, enter into, amend or terminate any agreement for the provision of management services for any Project.

ARTICLE VIII
HEALTH CARE MATTERS

        Section 8.1 Healthcare Laws.

        (a)   Without limiting the generality of any other provision of this Agreement, each Borrower and each Master Tenants and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of any Borrower or Master Tenants (with respect to its operation of the Projects) shall be and remain in substantial compliance with all applicable Laws relating to patient healthcare and/or patient healthcare information, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder ("HIPAA") (collectively, "Healthcare Laws"). Each Borrower and Master Tenant has maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws and, to the best of Borrowers' knowledge, there are no presently existing circumstances which would result or likely would result in material penalties for violations of the Healthcare Laws. Each Borrower and each Master Tenant has and will maintain all Governmental Approvals necessary under applicable Laws to own and/or operate the Projects, as applicable (including such Governmental Approvals as are required under such the Healthcare Laws).

        (b)   If (i) any Borrower or Master Tenant is a "covered entity" within the meaning of HIPAA or (ii) any Borrower or Master Tenant (with respect to its operation of the Projects) is subject to the "Administrative Simplification" provisions of HIPAA, then such Person(s) (x) have undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (z) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that each Borrower and each Master Tenant, as applicable (A) are or will be in substantial compliance with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA Compliance Date") if and to the extent such Borrowers and/or Master Tenants are subjected to such provisions, rules or regulations, and (B) are not and will take all steps necessary to avoid becoming, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to materially adversely affect any Borrower's or Master Tenant's business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any Borrower or Master Tenant of the then effective provisions of HIPAA.

        (c)   If required under applicable Law, each Borrower and each Master Tenant has and shall maintain in full force and effect a valid certificate of need ("CON") or similar certificate, license, or approval issued by the State Regulator for the requisite number of beds and units in the Projects (as shown on Exhibits A-1 through A-6 attached hereto), and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program listed in Exhibit D hereto, if applicable. All required Government Approvals necessary for operation of the Projects are listed on Exhibit E hereto (collectively with the CON, if applicable, the "Licenses"). Borrowers and Master Tenant shall operate the Projects in a manner such that the Licenses shall remain in full force and effect. True and complete copies of the Licenses have been delivered to Agent.

        Section 8.2 Representations, Warranties and Covenants Regarding Healthcare Matters.

        Each Borrower represents, warrants covenants and agrees with Agent and Lenders that:

        (a)   Master Tenants are using and operating the Projects as skilled nursing facilities and/or assisted living facilities, having the number of beds/units as set forth in Exhibits A-1 through A-6 attached hereto (as modified from time to time with Agent's consent).

        (b)   All Licenses necessary or desirable for using and operating the Projects for the uses described in Section 8.2(a) above are held by Master Tenants in the name of the applicable Borrower or Master Tenant as required under applicable law, and are in full force and effect, including, if applicable, the CON.

        (c)   The Licenses:

        (i)    Are not now and will not be pledged as collateral security for any loan or indebtedness, other than the Loan; and

        (ii)   Shall be timely renewed as required from time to time in order to continue each Project's Licensure uninterrupted and in full force and effect throughout the term of the Loan, and are held free from, and Borrowers shall cause Master Tenants to ensure that they remain free from, restrictions or known conflicts which would materially impair the use or operation of the Projects for the uses described in Section 8.2(a) above, and Borrowers shall cause Master Tenants to ensure that the Licenses shall not become provisional, probationary or restricted in any way.

        (d)   No Borrower or /Master Tenant shall do (or voluntarily suffer to be done) any of the following:

        (i)    Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Projects without Agent's consent;

        (ii)   Amend or otherwise change any Project's authorized units/beds capacity and/or the number of units/beds approved by the State Regulator without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed;

        (iii)  Replace or transfer all or any part of any Project's licensed units or beds to another site or location; or

        (iv)  Voluntarily transfer or encourage the transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred.

        (e)   If and when any Borrower or Master Tenant participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to any Project, the Project will remain in substantial compliance with all requirements for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other third party payor programs. Each Project is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have a current provider agreement that is in full force and effect under Medicare and Medicaid.

        (f)    There is no threatened, exiting or pending, and during the term of the Loan there shall be no, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any Borrower, Master Tenant or Project or any participation or provider agreement with any governmental third-party payor, including Medicare or Medicaid ("Government Payor Program"), and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Borrower, Master Tenant or Project under any participation or provider agreement with Blue Cross and/or Blue-Shield, and any other private commercial insurance managed care and employee assistance program ("Commercial Payor Programs" and together with Government Payor Programs, the "Third-Party Payor Programs") to which any Borrower or Master Tenant may presently be subject with respect to any Project, or at any time hereafter is subject. No Borrower or Master Tenant, other than in the normal course of business, shall change the terms of any of the Government Payor Programs now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs). All Medicaid, Medicare and private insurance cost reports and financial reports submitted by any Borrower or Master Tenant, if any, are and will be materially accurate and complete and have not been and will not be misleading in any material respects. Borrowers shall cause Master Tenants to remain at all times certified to participate in and be reimbursed for services under, the Government Payor Programs, without probation, restriction or suspension.

        (g)   None of any Borrower, any Project or any Master Tenant is the subject of any proceeding by any Governmental Authority, and no notice of any violation which has not been previously resolved to the satisfaction of the applicable Governmental Authority has been issued by a Governmental Authority that would, directly or indirectly, or with the passage of time (each a "Material Violation"):

        (i)    Have a material adverse impact on Borrowers' or Master Tenant's ability to accept and/or retain patients or residents or operate the Projects for their current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents;

        (ii)   Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses; or

        (iii)  If applicable, affect any Borrower's or Master Tenant's continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications.

        (h)   No Borrower, Project (since the applicable Borrower's acquisition of such Project) or Master Tenant has received a survey deficiency of an "F-Tag" or with a scope or severity of "G" or a higher level, nor has any Borrower, Project or Master Tenant been subject to a penalty action for which a remedy other than a civil monetary penalty has been imposed (any such deficiency or penalty being referred to as a "Material Deficiency"), which, in either case, has not been resolved to the satisfaction of the applicable Governmental Authority.

        (i)    No Borrower, Project or Master Tenant shall receive or be subject to a Material Violation or Material Deficiency (i) for which a plan of correction or other good faith allegation of compliance is not filed with the applicable Governmental Authority within ten (10) days after a Borrower's or Master Tenants' receipt of a CMS 2567 statement of deficiencies, a Notice of Citation or any other written notice of violation from a Governmental Authority having inspection and enforcement powers with respect to a Material Violation or Material Deficiency at a Project, alleging such Material Violation or Material Deficiency, and (ii) which is not remedied to the satisfaction of the inspecting agency within the time periods prescribed by the regulations governing the cure of such Material Violations or Material Deficiency or any different time period allotted for cure by such agency; provided that, other than for purposes of determining whether a Project may be released pursuant to Section 2.11 hereof, no Borrower, Project or Master Tenant shall be deemed to be in default of this Section 8.2(i) or in Potential Default of this Agreement while it pursues any informal dispute resolution, informal or formal appeal or such other rights or remedies as may be available to contest any such deficiency or citation, so long as Borrower or Master Tenant timely files and prosecutes to resolution its IDR requests, notice of contest or appeal or such other notifications, filing or payments as may be necessary to preserve its rights to prevent the execution of any penalty involving the revocation, suspension, termination, probation, restriction, limitation or nonrenewal of any operating license or any participation or provider agreement with a Government Payor Program. In the event of a Material Violation or Material Deficiency constituting an "immediate jeopardy" deficiency at a Project, the Borrower for that Project shall cause its Master Tenant to file such plans of correction and allegations of compliance, and to take such other and further actions and as may be necessary, to negate the jeopardy finding as quickly as reasonably possible, but in any event within ten (10) days after receipt of notice of the jeopardy finding. Thereafter, the Borrower shall cause its Master Tenant to remedy the deficiency(ies) or violation(s) supporting the jeopardy finding in accordance with the requirements and time periods set forth in subsection (ii) of the immediately preceding sentence.

        (j)    To the best of Borrowers' knowledge, there are no current, pending or outstanding Medicaid, Medicare or Third-Party Payor Programs reimbursement audits or appeals pending at the Projects for program years prior to 2002.

        (k)   To the best of Borrower's knowledge, there are no current or pending Medicaid or Medicare or Third-Party Payor Programs recoupment efforts at the Projects. All cost reports filed or to be filed for program years from and after 2002 are reasonably accurate, are not anticipated to be the subject of material recoupment efforts, and, to the best of Borrowers' knowledge, if a material recoupment were alleged to be due by any Government Payor Program for any of the Projects, the amount of any such recoupment would not likely have a seriously deleterious impact on such Project or impair its right to participate in the Government Payor Programs in the future. Except for the programs administered by the Centers for Medicare and Medicaid Services, the Arizona Health Care Cost Containment System, the Veteran's Administration/Office of Veteran's Affairs and the Bureau of Indian Affairs, to the best of Borrowers' knowledge, no Borrower or Master Tenant is a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(1)
There are no and there will remain no patient or resident care agreements with patients or residents which deviate in any material adverse respect from the form agreements which have been delivered to and approved by Agent pursuant to Section 4.2 of this Loan Agreement.

        (m)  In the event any Master Lease is terminated or in the event of foreclosure or other acquisition of the Projects by Agent or its designee or any purchaser at a foreclosure sale or by acceptance of a deed in lieu of foreclosure, Borrowers, Agent, any subsequent manager or tenant or any subsequent purchaser need not obtain a CON prior to applying for and receiving Medicare or Medicaid payments.

        (n)   All patient or resident financial records at each Project, including patient or resident trust fund accounts, are true and correct in all material respects, and will remain true and correct in all material respects; Borrowers shall cause Master Tenants to ensure that all patient or resident medical records at each Project prepared by Master Tenants are true and correct in all material respects.

        Section 8.3 Cooperation.

        From time to time, upon the request of Agent, regardless of whether or not an Event of Default hereunder or under the other Loan Documents is then continuing, Borrowers shall, and shall cause Master Tenants to complete, execute and deliver to Agent any applications, notices, documentation, and other information necessary or desirable, in Agent's judgment, to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for the Projects (or to become the owner of the existing Licenses for the Projects) and to the extent permitted, by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Agent or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses). To the extent permitted by applicable Laws, (i) Agent is hereby authorized (without the consent of Borrowers or Master Tenants) to submit any such applications, notices, documentation or other information which Borrowers caused to be delivered to Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Agent may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrowers agree to cooperate and to cause Master Tenants to cooperate with Agent in connection with the same and (ii) Borrowers, upon demand by Agent, shall take any action and cause Master Tenants to take any action necessary or desirable, in Agent's sole judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Projects for their current use. If Borrowers fail to comply with the provisions of this Section 8.3 for any reason whatsoever, Borrowers hereby irrevocably appoint Agent and its designee as Borrowers' attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Agent's sole judgment to permit Agent or its designee to undertake Borrowers' obligations under this Section 8.3, including obtaining any Licenses or Governmental Approvals then required for the operation of the Projects by Agent or its designee for their current use. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrowers or Guarantors as a result of a Borrower's breach of the obligations contained in this Section 8.3.

ARTICLE IX
EVENTS OF DEFAULT

        Each of the following shall' constitute an Event of Default:

        Section 9.1 Payments.

        Failure of Borrowers to pay within five (5) days after the date when due any of the payment obligations of Borrowers due under the Loan Documents, or Borrowers' failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

        Section 9.2 Certain Covenants.

        Borrowers' failure to (a) maintain insurance as required under Section 3.1 of this Agreement; (b) maintain its status as a Single Purpose Entity as required by Section 7.7; (c) permit inspections as required by Section 7.1 and (d) strictly comply with the provisions of Section 8.1(c) (licenses and other matters), Section 8.2(b) and (c) (licenses), Section 8.2(i) (Material Violation and Material Deficiency), Section 7.21 (employees) and Section 7.25 (Master Leases).

        Section 9.3 Sale, Encumbrance, Etc.

        The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in Guarantor or Master Tenant, in violation of Section 7.2 of this Agreement.

        Section 9.4 Covenants.

        Borrowers' failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for ten (10) days after notice by Agent to Borrowers; however, subject to any shorter period for curing any failure by Borrowers as specified in any of the other Loan Documents, Borrowers shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within sixty (60) days; (c) Borrowers commenced to cure such failure promptly after written notice thereof and are diligently undertaking to cure such default, and (d) Borrowers have provided Agent with security reasonably satisfactory to Agent against any interruption of payment or impairment of collateral as a result of such continuing failure; provided that the notice and cure provisions of this Section 9.4 do not apply to the Events of Default described in any other section of this Article VIII.

        Section 9.5 Representations and Warranties.

        Any representation or warranty made in any Loan Document proves to be untrue in any material respect when, made or deemed made.

        Section 9.6 Other Encumbrances.

        Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof.

        Section 9.7 Involuntary Bankruptcy or Other Proceeding.

        Commencement of an involuntary case or other proceeding against Borrowers, Guarantor or any Master Tenant (each, a "Bankruptcy Party") which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

        Section 9.8 Voluntary Petitions, etc.

        Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

        Section 9.9 Default Under the Accounts Receivable Loan Documents.

        The occurrence of a default and the expiration of any cure period applicable thereto under any of the Accounts Receivable Loan Documents.

        Section 9.10 False Reports.

        Any statement, report or certificate made or delivered to Agent by Borrowers, Guarantor or any Master Tenant is not materially true and complete when made or delivered.

        Section 9.11 Reserved.

        Section 9.12 Money Laundering.

        (a)   Guarantor is listed on the Lists or (i) is convicted or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering.

        (b)   Any Borrower or Guarantor is charged with crimes involving money laundering or predicate crimes to money laundering, and such Borrower does not, within thirty (30) days, obtaining the dismissal of such charges without further investigation.

        (c)   If a tenant under any Lease is listed on the Lists or (i) is convicted, or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering, and proceeds from the rents of such tenant are used to pay debt service and Borrowers fail to give Agent such representations and verifications as Agent shall reasonably request that such rents are not being used to pay debt service.

        Section 9.13 Loan Documents.

        The occurrence of a default under any of the other Loan Documents, which continues uncured beyond any applicable notice and grace periods provided under such Loan Document, or the occurrence of an "Event of Default" as defined in any other Loan Document.

        Section 9.14 Reserved.

        Section 9.15 Master Leases.

        The occurrence of a default under any Master Lease which continues uncured beyond any applicable notice and grace period provided under such Master Lease.

        Section 9.16 Operations.

        (a)   Commencing with the calendar quarter beginning on October 1, 2006 and continuing each calendar quarter thereafter, the average occupancy of the Projects for any calendar quarter is less than ninety percent (90%) of the occupancy of the Projects on the date of the initial funding of the Loan;

        (b)   Commencing with the calendar quarter beginning on October 1, 2006 and continuing each calendar quarter thereafter, the Debt Service Coverage Ratio (as determined at the end of any calendar quarter) for the Projects for any calendar quarter is less than 1:80:1:00; or

        (c)   Commencing with the calendar quarter beginning on October 1, 2006 and continuing each calendar quarter thereafter, the Project Yield (as determined at the end of any calendar quarter) for the Projects for any calendar quarter is less than fifteen and one-half percent (15.5%).

ARTICLE X
REMEDIES

        Section 10.1 Remedies—Insolvency Events.

        Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender's election, in Agent's sole discretion.

        Section 10.2 Remedies—Other Events.

        Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (a) by written notice to Borrowers, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefore under the Loan Documents and at law or in equity.

        Section 10.3 Agent's Right to Perform the Obligations.

        If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Agent or Lender may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Agent shall elect to pay any sum due with reference to the Projects, Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials (as defined in the Environmental Indemnity) affect or threaten to affect any Project, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent may act through its employees, agents or independent contractors as authorized by Agent. Borrowers shall indemnify Agent and Lender for all losses, expenses, damages, claims and causes of action, including reasonable attorneys' fees, incurred or accruing by reason of any acts performed by Agent or Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except as a result of Agent or Lender's gross negligence or willful misconduct. All sums paid by Agent or Lender pursuant to this Section 10.3, and all other sums expended by Agent or Lender to which they shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrowers to Agent upon demand.

ARTICLE XI
MISCELLANEOUS

        Section 11.1 Notices.

        Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving parry, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrowers:	c/o Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, California 92691
	Attention:	General Counsel
	Facsimile:	(949) 487-9400
If to Agent:	General Electric Capital Corporation Loan No. 07-0004261 2 Bethesda Metro Center, Suite 600
	Attention:	Manager, Portfolio Management Group
	Facsimile:	(301) 347-3150
With a copy to:	General Electric Capital Corporation Loan No. 07-0004261 500 West Monroe Street Chicago, Illinois 60661
	Attention:	Senior Vice President, Real Estate
	Facsimile:	(312) 441-6755
And a copy to:	General Electric Capital Corporation Loan No. 07-0004261 5804 Trailridge Drive Austin, Texas 78731
	Attention:	Diana Pennington Senior Executive Vice President, Chief Counsel, Real Estate
	Facsimile:	(866) 221-0433

        Notices shall be deemed given when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service for delivery on the next Business Day, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Security Document), and any communication so delivered in person shall be deemed to be given when received for by, or actually received by Agent or Borrowers, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party's telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

        Section 11.2 Amendments and Waivers.

        No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

        Section 11.3 Limitation on Interest.

        It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrowers, Agent and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note the holder thereof (or, if the Note has been paid in full, refunded to Borrowers); and (b) if maturity is accelerated by reason of an election by Agent or Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrowers). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that (1) if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents and (2) to the extent otherwise specified in any of the Loan Documents.

        Section 11.4 Invalid Provisions.

        If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

        Section 11.5 Reimbursement of Expenses: Portfolio Administration Fee.

        Borrowers shall pay all expenses incurred by Agent and Lenders in connection with the Loan, including, without limitation, (i) out-off pocket costs and expenses of Agent and Lender in connection with (a) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (b) due diligence with respect to the Collateral and the creation, perfection or protection of Agent's liens in the Collateral (including, without limitation, fees and expenses for title and lien searches, premiums for title insurance and endorsements thereto, amended or replacement Security Documents, Uniform Commercial Code financing statements or other collateral security instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Projects plus travel expenses, accounting firm fees, costs of the appraisals and Site Assessments (and the environmental consultant), the engineering reports, audit costs and costs and fees incurred in connection with arranging, setting up, servicing any pledged accounts or similar collateral); (c) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring, workout or consent relating to any of the Loan Documents, (d) the settlement of or dispute regarding condemnation and casualty awards and (e) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that any Borrower shall from time to time request Agent to take, as well as any restructuring or rescheduling of the Loan, (ii) the fees, expenses and other charges of counsel to Agent and the Lender in connection with all of the foregoing, (iii) all fees and expenses of any servicer appointed by Agent to service and administer the Loan and its counsel, and (iv) Agent's or Lender's reasonable travel and other out-of-pocket expenses in connection with site visits to the Projects. Borrowers shall, upon request, promptly reimburse Agent and Lender for all amounts expended, advanced or incurred by Agent and Lender to collect the Note, or to enforce the rights of Agent and Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and Lender under the Loan Documents or with respect to the Projects (by litigation or other proceedings), which amounts will include all court costs, attorneys' fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Agent, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

        Section 11.6 Approvals; Third Parties; Conditions.

        All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender's credit underwriting, and shall not be deemed or construed as a determination that Agent or Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person. This Agreement is for the sole and exclusive use of Agent, Lender and Borrowers and may not be enforced, nor relied upon, by any Person other than Agent, Lender and Borrowers. All conditions of the obligations of Agent or Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Agent and Lender, and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent or Lender, as applicable, at any time in Agent's or Lender's sole discretion.

        Section 11.7 Lender Not in Control; No Partnership.

        None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent or Lender the right or power to exercise control over the affairs or management of Borrowers, the power of Agent and Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrowers, on the one hand, and Agent and Lender, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Lender or Agent. Neither Agent nor Lender either undertakes or assumes any responsibility or duty to Borrowers or to any other person with respect to the Projects or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents (a) Neither Agent nor Lender is nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrowers or its stockholders, members, or partners and neither Agent nor Lender intends to ever assume such status; (b) Neither Agent nor Lender shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrowers; and (c) neither Agent nor Lender shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or their stockholders, members, or partners. Agent, and Lender, on the one hand, and Borrowers, on the other hand, disclaim any intention to create any partnership, joint venture, agency or, common interest in profits or income between Agent and Lender, on the one hand, and Borrowers, on the other hand, or to create an equity in the Projects in Agent or Lender, or any sharing of liabilities, losses, costs or expenses.

        Section 11.8 Time of the Essence.

        Time is of the essence with respect to this Agreement.

        Section 11.9 Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of Agent, Lender and Borrowers and the respective successors and assigns of Agent, Lender and Borrowers, provided that neither any Borrower nor any other Guarantor shall, without the prior written consent of Agent, assign any rights, duties or obligations hereunder.

        Section 11.10 Renewal, Extension or Rearrangement.

        All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, Agent and Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrowers are not effectively increased or otherwise modified. Borrowers agree to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loan.

        Section 11.11 Waivers; Forbearance.

        No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender's obligation to make advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Lender or Agent from thereafter requiring such condition to be satisfied prior to any fixture advance to which such condition otherwise applies. No course of dealing on the part of Agent or Lender, or their respective officers, employees, consultants or agents, nor any failure or delay by Agent or Lender with respect to exercising any right, power or privilege of Agent or Lender under any of the Loan Documents, shall operate as a waiver thereof. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent's acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent's or Lender's right to either require prompt payment when due of all other sums so secured or to declare a Potential Default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lender shall not be a waiver of Agent's or Lender's right to accelerate the maturity of the Loan, nor shall Agent's or Lender's receipt of any awards, proceeds, or damages under this Agreement or the Security Document operate to cure or waive Borrowers' or any Guarantor's Potential Default in payment of sums secured by any of the Loan Documents.

        Section 11.12 Cumulative Rights.

        Rights and remedies of Agent and Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

        Section 11.13 Singular and Plural.

        Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

        Section 11.14 Phrases.

        When used in this Agreement and the other Loan Documents, the phrase "including" shall mean "including, but not limited to," the phrase "satisfactory to Agent" or "satisfactory to Lender" shall mean "in form and substance satisfactory to Agent in all respects" or "in form and substance satisfactory to Lender in all respects" (as applicable), (unless otherwise modified) the phrase "with Agent's consent", "with Agent's approval", "with Lender's consent" or "with Lender's approval" shall mean such consent or approval at Agent's or Lender's discretion (as applicable), and the phrase "acceptable to Agent" or "acceptable to Lender" shall mean "acceptable to Agent at Agent's sole discretion" or "acceptable to Lender at Lender's sole discretion" (as applicable).

        Section 11.15 Exhibits and Schedules.

        The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

        Section 11.16 Titles of Articles, Sections and Subsections.

        All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

        Section 11.17 Promotional Material.

        Borrowers authorize Agent and Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender's and Agents participation in the Loan. All references to Lender or Agent contained in any press release, advertisement or promotional material issued by any Borrower or Affiliate of Borrowers shall be approved in writing by Agent in advance of issuance.

        Section 11.18 Survival.

        All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrowers.

        Section 11.19 WAIVER. OF JURY TRIAL.

        BORROWERS, AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWERS, AGENT AND LENDER, AND BORROWERS ACKNOWLEDGE THAT NONE OF LENDER, AGENT OR ANY PERSON ACTING ON BEHALF OF LENDER OR AGENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWERS, AGENT AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, AGENT AND LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL. WITHOUT LIMITING THE APPLICABILITY OF THE PROVISIONS OF SECTION 8.13 ABOVE, IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, THE PARTIES HERETO HEREBY AGREE THAT (A) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 ("SECTION 638") TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF LENDER, ANY SUCH ISSUES PERTAINING TO A "PROVISIONAL REMEDY" AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (B) BORROWERS AND GUARANTOR SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING. THE PARTIES HERETO INTEND THAT THIS PARAGRAPH CREATE A REFERENCE AGREEMENT WITHIN THE MEANING OF SECTION 638.

        Section 11.20 Waiver of punitive or Consequential Damages.

        Neither Agent, Lender nor any Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other Potential Default by any party hereto.

        Section 11.21 Governing Law.

        The laws of the State of Illinois and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

        Section 11.22 Entire Agreement.

        This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, Lender and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. If any conflict or inconsistency exists between the Commitment and this Agreement or any of the other Loan Documents, the terms of this Agreement and the other Loan Documents shall control.

        Section 11.23 Counterparts.

        This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

        Section 11.24 Venue.

        EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT OR LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

        Section 11.25 Sale of Loan, Participation,

        Lender or Agent, at any time and without the consent of Borrowers or Guarantor may grant participation in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents, any guaranties given in connection with the Loan and any collateral given to secure the Loan. Agent and Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or suing, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Project) any and all information which Agent or Lender may have with respect to the Projects and Borrowers, whether provided by Borrowers, Guarantor or any third party or obtained as a result of any environmental assessments. Each Borrower and each Guarantor agrees that Agent and Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and the other Loan Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lender from any and all liability, claims, damages, or causes of action, arising, out of, connected with or incidental to the delivery of any such information to any third party.

        Section 11.26 Limitation on Liability of Agent's and Lender's Officers, Employees, etc.

        Any obligation or liability whatsoever of Agent or Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Agent's or Lender's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent's or Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

        Section 11.27 Effectiveness of Facsimile Documents and Signatures,

        The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        Section 11.28 Joint and Several Liability.

        The Indebtedness and all other obligations of Borrowers hereunder and under the Loan Documents (collectively, the "Obligations") shall be joint and several obligations and liabilities of each Borrower and of each, Borrowers heirs, personal representatives, successors and assigns.

        Section 11.29 Agency

        Both GECC and the other Lenders agree that GECC shall act as agent for each Lender in all dealings with Borrowers, Guarantor and Master Tenants under or in connection with this Loan Agreement and each of the other Loan Documents, including without limitation, granting any consents or waivers, taking any enforcements actions, sending or receiving notices, dealing with collateral, granting releases, accepting payments or otherwise. Borrowers, Guarantor, Master Tenants and all Loan Parties may rely without question upon any document signed by GECC as agent for each Lender hereunder or under any other Loan Documents. References to "Lender" in this Agreement and in the other Loan Documents shall refer to each of GECC and the other financial institutions who are or hereafter become parties to this Agreement as Lenders, individually, or to all of GECC and the other financial institutions who are or hereafter become parties to this Agreement, collectively, as the context may require; provided any and all grants of security interests to a Lender under this Agreement or any other Loan Document shall be deemed to be a grant to GECC as agent for each Lender.

        Section 11.30 California Waivers.

        EXCEPT AS OTHERWISE EXPRESSLY PERMITTED IN THE NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, EACH BORROWER HEREBY EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW, PURSUANT TO CALIFORNIA CIVIL CODE SECTION 2954.10 OR OTHERWISE, TO PREPAY THE NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THE NOTE IS MADE INCLUDING, WITHOUT LIMITATION, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY AGENT OR LENDER ON ACCOUNT OF ANY DEFAULT BY ANY BORROWER, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER, DISPOSITION, OR FURTHER ENCUMBRANCE PROHIBITED OR RESTRICTED BY THE LOAN AGREEMENT, THEN EACH BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE PREPAYMENT PREMIUM AND THE MAKE WHOLE BREAKAGE AMOUNT, IF ANY. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, EACH BORROWER HEREBY DECLARES THAT (1) EACH OF THE FACTUAL MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) LENDER'S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THE LOAN AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY EACH BORROWER, AGENT AND LENDER, (3) EACH BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) EACH BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

INITIALS OF GREGORY K. STAPLEY ON BEHALF OF EACH BORROWER:

        Section 11.31 Additional Waivers.

        Each Borrower hereby waives, to the maximum extent permitted by California Civil Code Section 2856 and/or other applicable law, all suretyship rights and defenses which might otherwise be available to such Borrower under or pursuant to California Civil Code Sections 2787 through 2855 inclusive.

        (a)   Each Borrower hereby waives all rights and defenses that such Borrower may have because the Borrowers' debt is secured by real property. This means, among other things:

        (A)  Agent may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers;

        (B)  If Agent forecloses on any real property collateral pledged by the Borrowers:

        (1)   The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

        (2)   Agent may collect from such Borrower even if Agent, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect, from other Borrowers.

        This is an unconditional and irrevocable waiver of any rights and defenses Borrowers may have because the Borrowers' debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

        (b)   Each Borrower hereby waives all rights and defenses arising out of an election of remedies by Agent or Lender, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Borrowers' rights of subrogation and reimbursement against Borrowers by the operation of Section 580d of the California Code of Civil Procedure or otherwise,

        Without limiting the generality of the foregoing, each Borrower hereby expressly: (a) waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433, and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any similar statutes of other states; (b) acknowledges that Section 2856 of the California Civil Code authorizes and validates waivers of a borrower's or guarantor's rights of subrogation and reimbursement and certain other rights and defenses available to such Borrower under California law; and (c) waives all rights of subrogation, reimbursement, indemnification and contribution and all other rights and defenses that are or may become available by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

        Section 11.32 Arizona Waiver.

        Without limiting the generality of the foregoing or any other provision hereof, each Borrower further expressly waives, to the extent permitted by law, (i) the benefits of any statutory or other provision limiting the liability of a surety, including without limitation, any and all rights and defenses which might otherwise be available to Borrowers under Arizona Revised Statutes Section 121641 et seq. and Rule 17(f) of the Arizona Rules of Civil Procedure; and (b) the benefits of any statutory provision limiting the right of Agent or Lender to recover a deficiency judgment, or to otherwise proceed against any person or entity obligated for payment of the Indebtedness, after any foreclosure or trustee's sale of any security for the Indebtedness, including without limitation the benefits to Borrowers of Arizona Revised Statutes Sections 33-814 and 12-1566.

[Signatures appear on the following page.]

EXECUTED as of the date first written above.

LENDER:
GECC: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By:	/s/ Jim McMahon
Name: Jim McMahon Its: Duly Authorized Signatory
BORROWERS:
SKY HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
By:

Name: Gregory K. Stapley Its: Vice President
TERRACE HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
By:

Name: Gregory K. Stapley Its: Vice President

Signature Page to Third Amended and Restated Loan Agreement

EXECUTED as of the date first written above.

LENDER:
GECC:
GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By:
Name:
Title:
BORROWERS:
SKY HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
TERRACE HOLDINGS AZ LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President

Signature Page to Third Amended and Restated Loan Agreement

EXECUTED as of the date first written above.

ENSIGN HIGHLAND LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
VALLEY HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
PLAZA HEALTH HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
RILLITO HOLDINGS LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President

Signature Page to Third Amended and Restated Loan Agreement

EXECUTED as of the date first written above.

MOUNTAINVIEW COMMUNITY CARE LLC, a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
MEADOWBROOK HEALTH ASSOCIATES LLC a Nevada limited liability company
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
CEDAR AVENUE HOLDINGS LLC, a Nevada L.L.C.
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President
GRANADA INVESTMENTS LLC, a Nevada L.L.C.
By:	The Ensign Group, Inc., a Delaware corporation, its sole member
	By:	/s/ Gregory K. Stapley

Name: Gregory K. Stapley Its: Vice President

Signature Page to Third Amended and Restated Loan Agreement

EXECUTED as of the date first written above.

AGENT:
GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By:	/s/ Jim McMahon
Name: Jim McMahon Its: Duly Authorized Signatory

Signature Page to Third Amended and Restated Loan Agreement

EXHIBIT A-1

The Desert Sky Health and Rehabilitation Center Project

Borrower:	Sky Holdings AZ LLC
Name of Facility:	Desert Sky Heals and Rehabilitation Center and Desert Sky Assisted Living
Address of Land:	5125 North 58th Avenue, Glendale, Arizona
Master Tenant:	Glendale Healthcare Associates LLC
Number of Licensed Beds/Units:	189 SNF beds; 103 ALF Units
Number of Parking Spaces:	118
Legal Description of Land:	Attached

EXHIBIT A-2

The Desert Terrace Nursing Center Project

Borrower:	Terrace Holdings AZ LLC
Name of Facility:	Desert Terrace Nursing Center
Address of Land:	2509 North 201 Street, Phoenix, Arizona
Master Tenant:	24th Street Healthcare Associates LLC
Number of Licensed Beds/Units:	108 beds
Number of Parking Spaces:	51
Legal Description of Land:	Attached

EXHIBIT A-3

The Highland Manor Health and Rehabilitation Center Project

Borrower:	Ensign Highland LLC
Name of Facility:	Highland Manor Health and Rehabilitation Center
Address of Land:	4635 North 14th Street, Phoenix, Arizona
Master Tenant:	Highland Healthcare LLC
Number of Licensed Beds/Units:	107 beds
Number of Parking Spaces:	32
Legal Description of Land:	Attached

EXHIBIT A-4

The NMMRC Project

Borrower:	Valley Health Holdings LLC
Name of Facility:	North Mountain Medical and Rehabilitation Center
Address of Land:	9155 N. 3rd Street, Phoenix, Arizona
Master Tenant:	Radiant Hills Health Associates LLC
Number of Licensed Beds/Units:	155
Number of Parking Spaces:	101
Legal Description of Land:	Attached

EXHIBIT A-5

The Park Manor Project

Borrower:	Plaza Health Holdings LLC
Name of Facility:	Park Manor Rehabilitation Center
Address of Land:	1710 Plaza Way, Walla Walla, Washington
Master Tenant:	Manor Park Healthcare LLC
Number of Licensed Beds/Units:	79
Number of Parking Spaces:
Legal Description of Land:	Attached

EXHIBIT A-6

The Catalina Project

Borrower:	Rillito Holdings LLC
Name of Facility:	Catalina Care and Rehabilitation Center
Address of Land:	2611 N. Warren Avenue, Tucson, Arizona
Master Tenant:	Presidio Health Associates LLC
Number of Licensed Beds/Units:	102
Number of Parking Spaces:
Legal Description of Land:

        Lots 2, 3, 4 and 7 in Block 6 of Amended Samos Subdivision, according to the plat of record in the office of the County Recorder of Pima County, Arizona in Book 5 of Maps and Plats at Page 41, being more particularly described as follows:

        Commencing at the Northwest corner of said Lot 7, said point being the "Point of Beginning"; thence N 89° 57' 00" E, along the North boundary line of said Lots 7 and 2, a distance of 381.21 feet to the Northeast corner of said Lot 2;

        Thence S 00° 43' 44" W, along the East boundary line of said Lots 2, 3 and 4, a distance of 409.64 feet to the Southeast corner of said Lot 4;

        Thence S 89° 25' 45" W, along the South boundary line of said Lot 4, a distance of 172.03 feet to the Southwest corner of Lot 4;

        Thence N 00° 43' 44" E, along the West boundary, lines of said Lots 4 and 3, a distance of 261.19 feet to the Northwest corner of said Lot 3;

        Thence S 89° 57' 00" W, along the South boundary line of said Lot 7, a distance of 214.49 feet to the Southwest corner of said Lot 7;

        Thence N 02° 42' 19" E, along the West boundary line of said Lot 7, a distance of 150.17 feet to the "Point of Beginning."

EXHIBIT A-7

The Park View Gardens Project

Borrower:	Mountainview Communitycare LLC
Name of Facility:	Park View Gardens at Montgomery
Address of Land:	3751 Montgomery Drive, Santa Rosa, California
Master Tenant:	Ensign Montgomery LLC
Number of Licensed Beds/Units:	116
Number of Parking Spaces:
Legal Description of Land:	Attached

EXHIBIT A-8

The Sabino Project

Borrower:	Meadowbrook Health Associates LLC
Name of Facility:	Sabino Canyon Rehabilitation and Care Center
Address of Land:	5830 E. Pima, Tucson, Arizona
Master Tenant:	Ensign Sabino LLC
Number of Licensed Beds/Units:	112
Number of Parking Spaces:
Legal Description of Land:	Attached

EXHIBIT A-9

The Upland Project

Borrower:	Cedar Avenue Holdings LLC
Name of Facility:	Upland Rehabilitation and Care Center
Address of Land:	1221 East Arrow Highway, Upland, California
Master Tenant:	Upland Community Care, Inc.
Number of Licensed Beds/Units:	206
Number of Panting Spaces:
Legal Description of Land:	Attached

EXHIBIT A-10

The Camarillo Project

Borrower:	Granada Investments LLC
Name of Facility:	Camarillo Healthcare Center
Address of Land:	205 Granada Street, Camarillo, California
Master Tenant:	Camarillo Community Care, Inc.
Number of Licensed Beds/Units:	114
Number of Parking Spaces:
Legal Description of Land:	Attached

EXHIBIT B
Intellectual Property

None.

EXHIBIT C

Interest Holder Certificate and Agreement

Date:

To:	General Electric Capital Corporation, as Agent 500 West Monroe Street Suite 1500 Chicago, Illinois 60661

        Re: Loan Agreement dated as of                        , 20      among                        ("Borrowers"), and General Electric Capital Corporation, a Delaware corporation, as Agent and, in its individual capacity as a Lender, "GECC", and the other financial institutions who are or become parties to said Loan Agreement as lenders (collectively with GECC, the "Lender"), (as it may be amended from time to time, the "Loan Agreement")

        To induce Agent and Lender to enter into the Loan Agreement with Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents, warrants, covenants and agrees for the benefit of Agent and Lender as follows:

        1.     The undersigned members (collectively, "Owners" and in their individual capacity, "Owner") represent and warrant to Agent and Lender that the Owners own, in the aggregate, 100% of the direct ownership interests in Borrowers, and that neither Borrowers nor any Owner is or shall be and, after due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers or any Owner, is or shall be, (a) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar publicly-available United States government list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (b) a Person (a "Designated Person") either (i) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49,079 (published September 25, 2001), or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the "Anti Terrorism Laws". Each Owner and Borrowers shall required, and shall take reasonable measures to ensure compliance with such requirement, that no Person who owns any other direct interest in any Owner or Borrowers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section I shall not apply to any Person to the extent that such Person's interest in the Borrowers is through a U.S. Publicly-Traded Entity. As used in this Agreement "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person. From time to time upon the written request of Agent, each Owner shall deliver to Borrowers a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a controlling ownership interest in such Owner.

        2.     Each Owner represents and warrants that all evidence of identity provided by it to Borrowers is genuine and that all related information is accurate and that it has acquired, or is acquiring, and shall hold, its interest in Borrowers for its own account, risk and beneficial interest and without the obligation or intention to sell, distribute, assign or transfer all or a portion of such interest to any other Person.

        3.     Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a controlling ownership interest in such Owner and Borrowers, to assure that funds invested by such holders in Borrowers are derived from legal sources (the "Anti Money Laundering Measures"). The Anti Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. ("BSA"), to the extent applicable and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively, "Anti Money Laundering Laws").

        4.     Each Owner represents and warrants, to its knowledge after making due inquiry, that neither it nor any holder of a controlling ownership interest in any Owner or in Borrowers (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under l8 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist related activities, other money, laundering predicate crimes or any violation of the BSA, (b) has been assessed civil penalties under Anti Money Laundering Laws, or (c) has had its funds seized or forfeited in an action under any Anti Money Laundering Laws.

        5.     Each Owner shall immediately notify Agent if such Owner obtains actual knowledge that Borrowers, any Owner, or any holder of a direct or indirect interest in Borrowers or any Owner, or any director, manager or officer of any of them, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti Money Laundering Laws.

        6.     Each Owner acknowledges and agrees that if any of the representations or warranties of the undersigned set forth herein are false, misleading or incorrect in any material respect as of the date made, Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists under the Loan Agreement. Each Owner agrees to notify Borrowers and Agent promptly of any change in facts or circumstances that causes any of the representations or warranties contained herein to the untrue.

        7.     Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures, appropriate to the circumstances (and in any event as required by law), to ensure that it and Borrowers are and shall be in compliance with all current and future applicable Anti-Money Laundering Laws, and other applicable laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

        8.     In addition to the representations, warranties and covenants regarding full compliance with Anti-Terrorism Laws and Anti-Money Laundering Laws, each Owner represents and warranties that it is, and agrees that it shall remain, in compliance in all material respects with all other laws and requirements applicable to it, its business and its assets, the violation of which would have a material adverse effect on its ability to perform its obligations under the Borrowers' operating agreement or on the Borrowers' ability to perform its obligations under the Loan Agreement.

        9.     Each Owner shall cause to be made, all payments owed by Borrowers to Agent by check or wire transfer drawn on an account owned by Borrowers, or by an Owner or another Person approved in writing in advance by Agent, and maintained at a banking institution organized under the laws of the United States or one of its constituent States, or at a federally regulated U.S. branch or agency of a foreign bank, or at a federally regulated securities broker dealer.

        10.   If the applicable Anti-Money Laundering Measures do not provide, in Agent's reasonable determination, adequate means to assure that Persons that are listed on any of the Lists, or that are Designated Persons, or whose funds are not derived from legal sources, are excluded from becoming or being direct or indirect investors in any Owner or Borrowers, Agent shall notify Borrowers of its determination in accordance with the notice provisions in the Loan Agreement. If such inadequate Anti-Money Laundering Measures are not modified in a commercially reasonable manner to Agent's reasonable satisfaction within thirty (30) days following notice to Borrowers of Agent's determination, each of the undersigned acknowledges that Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists.

        11.   No transfer of any direct interest in Borrowers or of any controlling ownership interest in Owner shall be effective unless and until the transferor has provided a written certification to Borrowers that, after making due inquiry, (a) the transferee or any Person who owns a controlling interest in, or otherwise controls, the transferee is not listed on any of the Lists and is not a Designated Person, and the transferee has taken reasonable measures to assure that no holder of any other controlling ownership interest in the transferee is so listed or is so designated; provided, however, that none of the foregoing shall apply to any Person which is, or to the extent that such interest is through, a U.S. Publicly-Traded Entity, and (b) the funds for investment in Owner or Borrowers are derived from legal sources.

        12.   Each Owner acknowledges and agrees that if at any time Borrowers or Agent reasonably believes that such Owner has breached its representations and warranties or its agreements set forth herein, Borrowers have the right or may be obligated to block such Owner's investment in Borrowers, to prohibit additional investments, to segregate the assets constituting such Owner's the investment in accordance with applicable Anti-Terrorism Laws, to decline any redemption request or to redeem the Investor's investment. Each Owner further acknowledges that it will have no claim against Borrowers, Lender or Agent or any of their respective affiliates or agents for any form of damages as a result of any of the foregoing actions.

        13.   Each Owner shall require each Person that proposes to become a holder of any direct interest in Borrowers or of any controlling ownership interest in Owner to sign an agreement substantially in the form of this Agreement and to deliver the same to Borrowers.

        14.   Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings assigned to them in the Loan Agreement. Any notice sent to Agent under this Agreement shall be sent in accordance with the notice provisions set forth in the Loan Agreement.

        15.   The undersigned acknowledges that (a) Lender is relying on this Agreement and its rights hereunder in entering into the Loan Agreement and in advancing proceeds of the Loan, and (b) any terms hereof applying to more than one of the undersigned are made on a joint and several basis hereunder. This Agreement may be executed in counterparts.

        IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Agreement as of the date set forth above.

OWNER:

EXHIBIT D
Provider Payment/Reimbursement Programs

EXHIBIT E
Governmental Approvals

1.
Arizona Department of Health Services; Nursing Care Institution License No. NCI-345 with respect to the Desert Sky Healthcare and Rehabilitation Center Project.

2.
Arizona Department of Health Services, Nursing Care Institution License No. NCI-237 with respect to the Desert Terrace Nursing Center Project.

3.
Arizona Department of Health Services, Nursing Care Institution License No. NCI-159 with respect to the Highland Manor Health and Rehabilitation Center Project.

4.
Arizona Department of Health Services, Nursing Care Institution License No. NCI-2647 with respect to the NMMRC Project.

5.
Nursing Home License No. 1342 issued by the Washington Department of Social and Health Services with respect to the Park Manor Project.

6.
Arizona Department of Health Services. Nursing Care Institution License No. NCI-2634 with respect to the Catalina Project.

7.
State of California Department of Health Services License No. 010000062 with respect to the Park View Gardens Project.

8.
Arizona Department of Health Services, Nursing Care Institution License No. NCI-279 with respect to the Sabino Project.

9.
State of California Department of Health Services License No. 240000215 with respect to the Upland Project.

10.
State of California Department of Health Services License No. 050000087 with respect to the Camarillo Project.

EXHIBIT F
Required Repairs

Desert Sky (Glendale, AZ)

Item Description	Quantity	Cost	I-Total$	Comments
ADA Compliance Items	1	$600.00	$600	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$600

Desert Terrace (Phoenix, AZ)

Item Description	Quantity	Cost	I-Total$	Comments
Irrigation system	1	$1,000.00	$1,000	See Section III A of the report for detailed explanation
ADA Compliance Items	1	$24,990.00	$24,990	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$25,990

Catalina (Tucson, AZ)

Item Description	Quantity	Cost	I-Total$	Comments
ADA Compliance Items	1	$900	$900	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$900

Highland Manor (Phoenix, AZ)

Item Description	Quantity	Cost	I-Total$	Comments
ADA Compliance Items	1	$4,940	$4,940	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$4,940

North Mountain (Phoenix, AZ)

Item Description	Quantity	Cost	I-Total$	Comments
Asphalt pavement, initial seal coat	31,500	$3,150.00	$3,150	Seal, stripe.
ADA Compliance Items	1	$1,410.00	$1,410	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$4,560

Park Manor (Walla Walla, WA)

Item Description	Quantity	Cost	I-Total$	Comments
Fencing, repair an paint	2,500	$1,250	$1,250	See Section III A of the report for detailed explanation
Asphalt repair (cut & patch, full-depth)	1,715	$4,288	$4,288	See Section III A of the report for detailed explanation
Asphalt overlay	17,150	$10,719	$10,719	See Section III A of the report for detailed explanation
Roof covering, built-up system	1	$1,000	$1,000	Drain installation
Replace patio roofs	4	$4,900	$4,900	See Section III B of the report for detailed explanation
Soffit repairs	200	$1,000	$1,000	See Section III B of the report for detailed explanation
Metal railings, Repair	1	$1,000	$1,000	Repair or replace loose railings
DHW heaters, <150 gal.	1	$1,000	$1,000	See Section III D of the report for detailed explanation
ADA Compliance Items	1	$300	$300	See Section III G.2 of the report for detailed explanation

Total Immediate Repairs			$25,456

Desert Terrace Sprinkler Heads

        In the Property Condition Report prepared by EMG, it is recommended that Borrowers contact their fire sprinkler contractor to initiate an audit to replace all recalled sprinkler heads, such audit and replacement must be completed within 30 days after the date of this Agreement.

Park View Gardens Sprinklers

        In the Property Condition Report prepared by EMG, it is recommended that Borrowers contact their fire sprinkler contractor to initiate an audit to replace all recalled sprinkler heads, such audit and replacement must be completed within 30 days after the date of this Agreement.

Property Name:	Upland Rehab and Care Center	Beds:	203
Location:	Upland, California	Building Quantity:	1
Project Number:	80913.-6R-001.042	Reserve Term:	12 years
		Property Age:	42 years

Sec	Component or System	Comments	Quantity	Unit	Cost	I-Totals
III A	Retaining walls, unit masonry/concrete	Repair	50	LF	$50.00	$2,500
III A	Asphalt repair (cut & patch, full-depth)	Repair damaged paving	3,500	EA	2.50	$8,750
III B	Concrete patios	Replace	1,000	SF	$5.00	$5,000
III G	ADA Compliance Items	See Section III G.2 of the report for detailed explanation	1	EA	$14,115.00	$14,115
			Total Immediate Repairs			$30,365
			Cost Per Bed			$150

Property Name:	Camarillo Healthcare Center	Beds:	114
Location:	Camarillo, California	Building Quantity:	1
Project Number:	80913.06R-002.042	Reserve Term:	12 years
		Property Age:	35 years

Sec	Component or System	Comments	Quantity	Unit	Cost	I-Totals
III D	Rooftop package unit per ton	Replace 4 down units	16	TON	$1,200.00	$19,200
III D	Emergency generator	Replace	1	EA	$7,500.00	$7,500
III E	Fire inspection Violations	Minor Fire Inspection Violations need to be addressed	1	LS	$500.00	$500
III G	ADA Compliance Items	See Section III G.2 of the report for detailed explanation	1	EA	$8,270.00	$8,270
			Total Immediate Repairs			$35,470
			Cost Per Bed			$311

Park View Gardens (Santa Rosa, CA)

Item Description	Quantity	Unit	Cost	I-Total$	Comments
Asphalt Repair (service drive)	1,920	SF	$5.00	$1,000	New grading, drainage and asphaltic concrete
Attic insulation and ventilation	1	LS	$20,000.00	$20,000	Improve current attic ventilation and insulation
ADA Compliance Items	1	LS	$3,650.00	$3,650
Asphalt pavement (initial seal coat)	20,500	SF	.10	2,050

Total Immediate Repairs				$35,500

Sabino Canyon (Tucson, AZ)

Item Description	Quantity	Unit	Cost	I-Total$	Comments
Commercial Kitchen: refrigerator	1	LS	$1,000.00	$1,000	Repair door seal
Laundry room ceiling	1	EA	$1,500.00	$1,500	Repair ceiling drainage
Strobe lights (for existing alarms)	5	EA	$250.00	$1,250
ADA Compliance Items	1	LS	$690.00	$690	See Section G.2 of the PCA report for details

Total Immediate Repairs				$5,500

        Complete repairs 90 Days Post-Closing

EXHIBIT G
UCC Financing Statements to be Terminated

Filing Jurisdiction	Filing Number	Filing Date	Secured Party	Debtor
Nevada Secretary of State	2003021513-0	8/11/03	Reliastar Life Insurance Company	Rillito Holdings LLC
Pima County, Arizona	20030951143	5/16/03	Reliastar Life Insurance Company	Rillito Holdings LLC

SCHEDULE 2.1

Advance Conditions

        Part A—Conditions to Initial Advance

        Part B—General Conditions

        Part C—Capital Improvements Advances

        Part D—Application of Insurance Proceeds

PART A

CONDITIONS TO INITIAL ADVANCE

        The initial advance of the Loan shall be subject to the terms of the Term Sheet, as clarified or modified by this Agreement and Agent's receipt, review, approval and/or confirmation of the following items set forth in Part A of this Schedule 2.1, at Borrowers' cost and expense, each in form and content satisfactory to Agent in its sole discretion:

1.
Loan Documents. The following Loan Documents:

(a)
the Loan Agreement executed by Borrowers

(b)
the Note

(c)
the Security Documents executed by Borrowers

(d)
such Uniform Commercial Code financing statements as Agent may require

(e)
a Third Amended and Restated Environmental Indemnity Agreement executed by Borrowers and a Third Amended and Restated Environmental Indemnity Agreement executed by Guarantor (collectively, the "Environmental Indemnity")

(f)
a Third Amended and Restated Guaranty of Payment and Performance executed by Guarantor (the "Guaranty")

(g)
a Subordination and Attornment Agreements executed by each Master Tenant (the "Subordination Agreements"), and

(h)
the Business Associate Agreement executed by Master Tenants.

2.
Loan Origination Fee. The loan origination fee of $171,000, which fee shall be non-refundable, stall be deemed fully earned upon receipt.

3.
Title Insurance Policies. An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Agent, and insuring that the Security Documents are a first-priority Lien on the Projects and related collateral (the "Title Policies").

4.
Organizational and Authority Documents. Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Guarantor for the execution, delivery, and performance of the Loan Documents by each Borrower and each Guarantor, as applicable.

5.
Legal Opinions. Legal opinions issued by counsel for Borrower and each Guarantor, opining as to the due organization, valid existence and good standing of Borrowers and each Guarantor, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, Borrowers and each Guarantor; that the Loan, as reflected in the Loan Documents is not usurious; to the extent that Agent is not otherwise satisfied, that each Project and its use is in full compliance with all legal requirements; that the Loan Documents do not create or constitute a partnership, a joint venture or a trust or fiduciary relationship between Borrowers and Agent; and as to such other matters as Agent and Agent's counsel reasonably may specify.

6.
Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrowers, Loan Parties, Master Tenants Borrowers' partners and members, and the immediately preceding owner of the Projects.

7.
Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Agent.

8.
Survey. Three (3) originals of a current "as-built" survey of each Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association/ American Congress on Surveying and Mapping Standards and containing Agent's approved form of certification in favor of Agent and the title insurer. The surveyor shall certify that no portion of any Project is in a flood hazard area as identified by the Secretary of Housing and Urban Development (or, if any portion of any Project is in such a flood hazard area, then the survey shall certify to the hazard designation of the affected portion of the property,) and shall conform to Agent's current survey requirements. The surveys shall be sufficient for the title insurer to remove the general survey exception.

9.
Property Condition Report. A current engineering report or architect's certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Agent, such report shall also include an assessment of the Project's tolerance for earthquake and seismic activity.

10.
Environmental Reports. A current Site Assessment for each Project.

11.
Leases. All leases of, subleases of, and occupancy agreements affecting the Projects or any part thereof now existing or hereafter executed (including the Master Leases and all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto ("Leases") shall be in form and substance, with tenants and for uses acceptable to Agent. On the Closing Date: (a) the Master Leases shall be, in full force and effect; (b) Borrowers shall have submitted revised and updated financials and census data to Agent; and (c) Agent shall have received subordination agreements in form and substance acceptable to Agent the Master Tenants.

12.
Master Leases. A copy of each Master Lease, certified by Borrowers as being true, correct and complete.

13.
Tax and Insurance Impounds. Borrowers' deposit with Agent of the amount required by Agent to impound for taxes and assessments. insurance premiums and to fund any other required escrows or reserves.

14.
Compliance With Laws. Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. If title insurance with respect to any Project described in item 3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the State where the Project is located, then Borrowers shall furnish to Agent a zoning letter from the applicable municipal agency with respect to such Project. Borrowers shall, upon request of Agent, furnish Agent with utility letters from applicable service providers.

15.
No Casualty or Condemnation. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Agent's judgment, a material adverse effect on Borrowers, Guarantor or any Project.

16.
Audit Requirements. The annualized Net Operating Income of the Projects equals or exceeds $7,650,000.

17.
Broker's Fees. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Agent.

18.
Costs and Expenses. Payment of Agent's costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Agent's inspecting engineers, consultants and counsel.

19.
Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

20.
No Defaults. No Potential Default or Event of Default shall have occurred or exist.

21.
Appraisal. Agent shall obtain an appraisal report for each Project, in form and content acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the regulations promulgated pursuant to such act.

22.
Agent shall have received such other items as Agent may reasonably require.

PART B

GENERAL CONDITIONS

        Each advance of the Loan following the initial advance shall be subject to Agent's receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Agent in its sole discretion:

1.
There shall exist no Potential Default under any of the Loan Documents (currently and after giving effect to the requested advance).

2.
The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct in all material respects.

3.
Such advance shall be secured by the Loan Documents.

4.
Borrowers shall have paid Agent's costs and expenses in connection with such advance (including title charges, and costs and expenses of Agent's inspecting engineer and attorneys).

5.
No change shall have occurred in the financial condition of any Borrower or Guarantor, or in the Net Operating Income of the Projects, or in the financial condition of any Master Tenant, which would have, in Agent's judgment, a material adverse effect on the Loan, any Project, or any Borrower's or Guarantor's ability to perform its obligations under the Loan Documents.

6.
No condemnation or adverse, as determined by Agent, zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Agent's judgment, a material adverse effect on any Project or any Borrower's or Guarantor's ability to perform its obligations under the Loan Documents.

7.
Borrowers shall immediately deposit all proceeds of the Loan advanced by Agent in a separate and exclusive account to be used solely for the purposes specified in this Agreement and in Borrowers' advance request and, upon Agent's request, shall promptly furnish Agent with evidence thereof.

PART C

RESERVED

PART D

APPLICATION OF INSURANCE PROCEEDS

        Insurance proceeds applied to restoration will be advanced in accordance with Section 3.2 and on the following terms and conditions:

1.
Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to Agent, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Agent. Such advances may be made, at Agent's election, either: (a) in reimbursement for expenses paid by Borrowers, or (b) for payment of expenses incurred and invoiced but not yet paid by Borrowers, or (c) with respect to non-residential tenant restorations, by funding allowances for tenant improvements undertaken to be constructed by non-residential tenants and completed in accordance with Leases. Agent, at its option and without further direction from Borrowers, may disburse any restorations advance to the Person to whom payment is due or through an escrow satisfactory to Agent. Borrowers hereby irrevocably directs and authorizes Agent to so advance the insurance proceeds. Agent may, at Borrowers' expense, conduct an audit, inspection, or review of the Projects to confirm the amount of the requested restoration advance.

2.
Borrowers shall have submitted and Agent shall have approved (a) the restorations to be completed, (b) the plans and specifications for such restorations, which plans and specifications may not be changed without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed, and (c) if requested by Agent, each contract or subcontract for an amount in excess of Twenty-Five Thousand Dollars ($25,000) for the performance of labor or the furnishing of materials for such restorations.

3.
Borrowers shall have submitted and Agent shall have approved the time schedule for completing the restorations. After Agent's approval of a detailed budget, such budget may not be changed without Agent's prior written consent, which consent shall not be unreasonably withheld or delayed. If the estimated cost of such restorations exceeds the unadvanced portion of the amount allocated for such restorations in the approved budget, then Borrowers shall provide such security as Agent may require to assure the lien-free completion of restorations before the scheduled completion date.

4.
All restorations constructed by Borrowers prior to the date an restorations advance is requested shall be completed to the satisfaction of Agent and Agent's engineer and in accordance with the plans and budget for such restorations, as approved by Agent, and all legal requirements.

5.
Borrowers shall not use any portion of any restorations advance for payment of any other cost except as specifically set forth in a request for advance approved by Agent in writing.

6.
Each restorations advance, except for a final restorations advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final restorations advance.

7.
Agent shall not under any circumstances be obligated to make any restorations advance after twelve (12) months after the casualty or six (6) months prior to the Maturity Date.

8.
No funds will be advanced for materials stored at the Projects unless Borrowers furnish Agent satisfactory evidence that such materials are properly stored and secured at the Projects.

9.
Borrowers shall have delivered evidence satisfactory to Agent, in its sole discretion, that the amount remaining to be disbursed for such restorations is sufficient to complete the restorations or, if insufficient, Borrowers shall have deposited with Agent funds necessary to complete the restorations (Borrowers' deposit to be disbursed before any balance of the additional advance).

SCHEDULE 2.2

Treasury Rate

        "Treasury Rate" shall mean the yield to maturity of the most recently issued U.S. Treasury security having a term which is closest to the remaining term of the Loan at the time the applicable advance is made, as quoted in the Wall Street Journal on the date such advance is made (being the closing yield to maturity on the Business Day immediately prior to that date). If the date such advance is made is not a day on which the Wall Street Journal is published, then the quote shall be obtained from the Walt Street Journal published immediately preceding the date such advance is made (provided that the yield to maturity is always the closing yield to maturity for the Business Day immediately preceding the date of the advance). If the Wall Street Journal (a) quotes more than one such U.S. Treasury security with such a term; the highest of such quotes shall apply, or (b) fails or ceases to publish such quotes, such U.S. Treasury security yield to maturity shall be determined from such substitute financial reporting service or source as Agent in its reasonable discretion shall determine.

SCHEDULE 2.3(b)

Principal Payments

Date	Principal
1/1/2007	39,444.05
2/1/2007	56,618.64
3/1/2007	90,566.12
4/1/2007	57,536.97
5/1/2007	69,064.10
6/1/2007	58,326.62
7/1/2007	69,833.04
8/1/2007	59,126.00
9/1/2007	59,494.71
10/1/2007	70,970.52
11/1/2007	60,308.49
12/1/2007	71,762.96
1/1/2008	61,132.29
2/1/2008	61,513.54
3/1/2008	83,975.67
4/1/2008	62,421.21
5/1/2008	73,820.30
6/1/2008	63,271.06
7/1/2008	71,647.87
8/1/2008	64,131.39
9/1/2008	64,531.36
10/1/2008	75,875.13
11/1/2008	65,407.22
12/1/2008	76,728.03
1/1/2000	66,293.88
2/1/2009	66,707.36
3/1/2009	99,735.42
4/1/2009	67,745.96
5/1/2009	79,005.46
6/1/2009	68,661.45
7/1/2009	79,896.96

Date	Principal
8/1/2009	69,588.23
9/1/2009	70,022.28
10/1/2009	81,222.12
11/1/2009	70,965.84
12/1/2009	82,140.93
1/1/2010	71,921.02
2/1/2010	72,369.65
3/1/2010	103,881.69
4/1/2010	73,475.76
5/1/2010	84,585.07
6/1/2010	74,461.89
7/1/2010	85,545.35
8/1/2010	75,460.18
9/1/2010	75,930.92
10/1/2010	86,975.86
11/1/2010	76,947.32
12/1/2010	87,965.62
1/1/2011	77,976.25
2/1/2011	78,462.70
3/1/2011	110,419.47
4/1/2011	79,641.47
5/1/2011	90,589.15
6/1/2011	80,703.62
7/1/2011	91,623.46
8/1/2011	81,778.87
9/1/2011	82,289.07
10/1/2011	93,167.36
11/1/2011	83,383.87
12/1/2011	94,233.46
1/1/2012	84,492.17
2/1/2012	85,019.32
3/1/2012	106,102.31
4/1/2012	86,212.03
5/1/2012	96,987.49
6/1/2012	87,355.20
7/1/2012	98,100.69
8/1/2012	88,512.47
9/1/2012	89,064.74
10/1/2012	99,765.42
11/1/2012	90,243.09
12/1/2012	100,912.88
1/1/2013	91,435.97
2/1/2013	92,006.51
3/1/2013	122,729.01
4/1/2013	93,346.79
5/1/2013	103,935.23
6/1/2013	94,577.94
7/1/2013	105,134.11
8/1/2013	95,824.28
9/1/2013	96,422.24
10/1/2013	106,930.06

Date	Principal
11/1/2013	97,691.32
12/1/2013	108,165.88
1/1/2014	98,976.05
2/1/2014	99,593.70
3/1/2014	129,624.77
4/1/2014	101,024.47
5/1/2014	111,411.67
6/1/2014	102,350.32
7/1/2014	112,702.76
8/1/2014	103,692.51
9/1/2014	104,339.63
10/1/2014	114,639.94
11/1/2014	105,706.36
12/1/2014	115,970.84
1/1/2015	107,089.95
2/1/2015	107,758.30
3/1/2015	137,045.33
4/1/2015	109,286.46
5/1/2015	119,457.10
6/1/2015	110,714.21
7/1/2015	120,847.43
8/1/2015	112,159.56
9/1/2015	112,859.59
10/1/2015	122,936.58
11/1/2015	114,331.41
12/1/2015	124,369.82
1/1/2016	115,821.38
2/1/2016	116,544.30
3/1/2016	135,777.69
4/1/2016	118,119.42
5/1/2016	128,058.55
6/1/2016	119,656.11

SCHEDULE 2.5(a)

Make-Whole Brokerage Amount

        As used herein, "Make Whole Breakage Amount" means, as calculated by Agent, the greater of (i) one percent (1%) of the amount being prepaid and (ii) the excess, if any, of (A) the sum of the net present values of each scheduled interest and principal payment of the Loan, including the payment of the balance of the Loan (together with accrued interest thereon) on the then scheduled Maturity Date, discounted to the date of the prepayment at an interest rate equal to the Replacement Treasury Yield plus fifty (50) basis points, over (B) the amount of principal being prepaid.

        As used herein the term "Replacement Treasury Yield" shall mean the rate of interest equal to the yield to maturity of the most recently issued U.S. Treasury security as quoted in the Wall Street Journal on the prepayment date. If the remaining term is less than one year, the Replacement Treasury Yield will equal the yield for 1-Year Treasury's. If the remaining term is 1-Year, 2-Year, etc., then the Replacement Treasury Yield will equal the yield for the Treasury's with a maturity equaling the remaining term. If the remaining term is longer than one year but does not equal one of the maturities being quoted, then the Replacement Treasury Yield will equal the yield for Treasury's with a maturity closest to but not exceeding the remaining term. If the Wall Street Journal (i) quotes more than one such rate, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Agent shall determine.

SCHEDULE 2.9

Sources and Uses

SOURCES		USES
Loan:		Refinance of Existing Loan:	$39,596,111.67
—Initial Advance	$55,692,111.67	Earnout Advance	$9,000,000
—Earnout Advance	$9,000,000	Upland and Camarillo Funding*	$15,735,000
		Closing Costs	$200,000
		Commitment Fee	$161,000
Total:	$64,692,111.67	Total:	$64,692,111.67

*Closing Cost and Commitment Fee are deducted from Upland and Camarillo (initial) Funding Amount of $16,100,000.

SCHEDULE 3.2(a)

Allocated Loan Amount

Project	Allocated Loan Amount*
The Desert Sky Health and Rehabilitation Center Project	$8,379,640.51
The Desert Terrance Nursing Center Project	$4,014,758.13
The Highland Manor Health and Rehabilitation Center Project	$3,305,910.07
The NMMRC Project	$6,347,077.07
The Catalina Project	$4,007,387.09
The Park Manor Project	$3,271,511.90
The Park View Gardens Project	$7,271,527.96
The Sabino Project	$3,197,187.28
The Upland Project	$8,779,000
The Camarillo Project	$7,321,000

*The Allocated Loan Amount for each project shall be increased pro rata with each disbursement of the Earnout Advance.

SCHEDULE 5.6

Litigation

        None.

SCHEDULE I

Certain Definitions

        As used herein, the following terms have the meanings indicated:

        "Accounts Receivable Loan" means the revolving loan made by GECC to Master Tenants which loan is being amended and restated as of the date thereof.

        "Accounts Receivable Loan Documents" means that certain Amended and Restated Loan and Security Agreement among GECC and Master Tenants dated as of March 25, 2004 and all documents, instruments and certificates now or hereafter executed by any Master Tenant or their Affiliates, including Guarantor, as such documents, instruments and certificates may be amended from time to time.

        "Affiliate" means (a) any corporation in which any Borrower or any partner, shareholder, director, officer, member; or manager of any Borrower or Guarantor directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any general or limited partnership, joint venture, limited liability company or limited liability partnership in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower is a partner, joint venturer or member, (c) any trust as to which any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower or by Guarantor, (e) any partner, shareholder, director, officer, member, manager or employee of any Borrower or Guarantor, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of any Borrower or Guarantor, (g) Guarantor, (h) any Person which owns or controls, directly or indirectly, more than ten percent (10%) of the beneficial interests of any Borrower or Guarantor or (i) any entity of which more than ten percent (10%) of the beneficial interests are owned or controlled, directly or indirectly, by an Affiliate as defined in clauses (a) through (h).

        "Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement.

        "Agreement" means this Loan Agreement, as amended from time to time.

        "Allocated Loan Amount" shall be the amount set forth for each Project on Schedule 3.2(a).

        "Anti-Money Laundering Laws" has the meaning assigned to such term in Sections 5.26(b).

        "Anti-Money Laundering Measures" has the meaning assigned to such term in Section 5.26(b).

        "Anti-Terrorism Laws" has the meaning assigned to such term in Section 5.26(a).

        "Approved Bank Account" shall mean an account maintained at a bank reasonably approved by Agent, as to which account, Borrowers, said bank and Agent shall have entered into an agreement in form and substance reasonably acceptable to Agent to ensure Agent that Agent has "control" of such account as such term is defined in the Uniform Commercial Code as in effect in the applicable state and as to a Borrower's right, title and interest in such amounts in such account Agent has a perfected first security interest (all costs and expenses of negotiating, documenting and maintaining such bank account, agreement and perfected security interest shall be paid for by Borrowers).

        "Assignment Agreement" has the meaning assigned to such term in Section 2.5(b).

        "Bankruptcy Party" has the meaning assigned to such term in Section 8.7.

        "Base Rate" has the meaning assigned to such term in Schedule 2.2.

        "Borrower" and "Borrowers" have the meaning assigned to such terms in the introductory paragraph of this Agreement.

        "Borrower Anti-Terrorism Policies" has the meaning assigned to such term in Section 7.20(c).

        "Borrowers' Equity" has the meaning assigned to such term in Part A of Schedule 2.1.

        "Business Associate Agreement" has the meaning assigned to such term in Part A of Schedule 2.1.

        "Business Day" means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York or Chicago are not open for general banking business.

        "BSA" has the meaning assigned to such term in Section 5.26(b).

        "Closing Date" shall be the date on which the Loan is closed and the Initial Advance is funded.

        "Collateral" has the meaning assigned to such term in Section 2.4.

        "Collateral Assignments" has the meaning assigned to such term in Part A of Schedule 2.1.

        "Commencement Date" has the meaning assigned to such term in Section 7.17.

        "CON" has the meaning assigned to such term in Section 8.1(c).

        "Control" or "controls": When used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contractor or otherwise; and the terms "Controlling" and "Controlled" have the meaning correlative to the foregoing.

        "Debt" means, for any Person, without duplication, the aggregate of: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan Agreement, letter of credit, or other credit facility for which such Person would be liable, if, such amounts were advanced under, the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise; or in respect of which obligations such Person otherwise assures a creditor against loss.

        "Debt Service" means the aggregate interest, principal, and other payments due under the Loan, and on any other outstanding permitted Debt relating to the Projects (if any) for the period of time for which calculated.

        "Debt Service Coverage Ratio" means the ratio of (i) Net Operating Income (calculated in accordance with Schedule II attached hereto) from the Projects for a particular period, to (ii) payments of interest due o f the Loan (which shall be assumed to be at the greater of actual interest or seven percent (7%) per year) for the same period plus amortization due during the same period:

        "Default Rate" means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Interest Rate.

        "Defeasance" has the meaning assigned to such term in Section 2.5(b).

        "Defeasance Deposit" has the meaning assigned to such term in Section 2.5(b).

        "Designated Person" has the meaning assigned to such term in Section 5.26(a).

        "Earnout Advance" has the meaning assigned to such term in Section 2.1(c).

        "Earnout Interest Rate" has the meaning assigned to such term in Section 2.2.

        "Earnout Request" has the meaning assigned to such term in Section 2.1(c).

        "Environmental Indemnity" has the meaning assigned to such term in Schedule 2. l, Part A.

        "Event of Default" has the meaning assigned to such term in Article IX.

        "Executive Order" has the meaning assigned to such term in Section 5.26(a).

        "Existing Loan" has the meaning assigned to such term in Recital A.

        "Extension Notice" has the meaning assigned to such term in Section 2.4.

        "Expenses" has the meaning assigned to such term in Schedule II.

        "Federal Bankruptcy Code" shall mean Chapter 11, of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

        "FIRREA" has the meaning assigned to such term in Part A of Schedule 2.1.

        "Fourth Funding Interest Rate" has the meaning assigned to such term in Section 2.2.

        "GECC" has the meaning assigned to such term in the introductory paragraph of this Agreement.

        "Governmental Approvals" means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.

        "Governmental Authority" means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body, including but not limited to all such authorities relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.

        "Guarantor" means The Ensign Group, Inc., the sole and managing member of each Borrower.

        "Hazardous Materials" has the definition given to such term in the Environmental Indemnity.

        "HIPAA" has the meaning assigned to such term in Section 8.1(a).

        "HIPAA Compliance Plan" has the meaning assigned to such term in Section 8.1(a).

        "HIPAA Compliance Date" has the meaning assigned to such term in Section 8.1(a).

        "Healthcare Laws" has the meaning assigned to such term in Section 8.1(a).

        "Indebtedness" means all payment obligations of Borrower or Guarantor to Agent and Lender under the Loan or any of the Loan Documents.

        "Initial Funding Interest Rate" has the meaning assigned to such term in Section 2.2.

        "Insurance Impound" has the meaning assigned to such term in Section 3.4.

        "Interest Rate" has the meaning assigned to such term in Article II.

        "Investor Anti-Terrorism Policies" has the meaning assigned to such term in Section 7.20(c).

        "Laws" means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of the State Regulator, each as it may be amended from time to time.

        "Leases" has the meaning assigned to such term in Part A o£ Schedule 2.1.

        "Licenses" has the meaning assigned to such term in Section 8.1(a).

        "Lien" means any interest, or claim thereof, in the Projects securing an obligation owed to, or a claim by, any Person other than the owner of the Projects, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Projects.

        "Lists" has the meaning assigned to such term in Section 5.26(a).

        "Loan" means the loan to be made by Lender to Borrower under this Agreement and all other amounts payable under the Loan Documents.

        "Loan Documents" means: (a) this Agreement, (b) the Note, (c) the Guaranty, (d) any letter of credit provided to Agent in connection with the Loan, (e) the Security Documents, (f) the Environmental Indemnity Agreement, (g) Uniform Commercial Code financing statements, (h) the Subordination Agreements, (i) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

        "Loan Parties" means Guarantor and Master Tenants.

        "Loan Year" means the period beginning on the Closing Date and ending on the last day of the month during which the first anniversary of the Funding Date occurs for the First Loan Year and, for each Loan Year thereafter, each one year period beginning on the anniversary of the date following the last day of the First Loan Year until the Maturity Date.

        "Master Leases" mean those certain leases between each Borrower as landlord and each Master Tenant, as tenant.

        "Master Tenants" means Radiant Hills Health Associates LLC, Glendale Healthcare Associates LLC, 24th Street Healthcare Associates LLC, Highland Healthcare LLC, Manor Park Healthcare LLC, Presidio Health Associates LLC, Ensign Sabino LLC, and Ensign Montgomery LLC, each a Nevada limited liability company, and Upland Community Care, Inc. and Camarillo Community Care, Inc., each a Nevada corporation.

        "Material Adverse Change" or "material adverse change" means, in Agent's reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which could impair the value of Agent's and Lender's security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable Person, Guarantor or any Borrower from timely performing any of its material obligations under the Loan Documents.

        "Maturity Date" means the earlier of (a) June 29, 2016, or (b) any earlier date on which the entire Loan is required to be paid in full, whether at maturity, by acceleration or otherwise, under this Agreement or any of the other Loan Documents, or any later date to which the same may be extended in accordance with the terms of the Loan Agreement.

        "Money Market Rate" has the meaning assigned to such term in Section 3.4.

        "Monthly Reports" has the meaning assigned to such term in Section 6.1(a).

        "Net Operating Income" means, as reasonably determined by Agent, earnings from the Projects before interest, taxes, amortization, depreciation, rent and management fees determined in accordance with generally accepted accounting principles consistently applied for the trailing twelve (12) month period adjusted for (i) a management fee of five percent (5%) of operating revenue, (ii) a replacement reserve of $300/bed, (iii) maximum occupancy of 95% and (iv) excess bad debt expenses, if any, up to a maximum amount of $75,000.

        "Note" has the meaning assigned to such term in Recital A.

        "Obligations" has the meaning assigned to such term in Section 11.28.

        "OFAC" has the meaning assigned to such term in Section 5.26(a).

        "OFAC Laws and Regulations" has the meaning assigned to such term in Section 5.26(a).

        "Other Lists" has the meaning assigned to such term in Section 5.26(a).

        "Payment Date" has the meaning assigned to such term in Section 2.5(b).

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited partnership, limited liability, partnership, limited partnership, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

        "Potential Default" means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

        "Prepayment Premium" has the meaning assigned to such term in Section 2.7.

        Project" and "Projects" have the meanings assigned to such terms in Recital B.

        "Project Yield" means the ratio, expressed as a percentage, of (a) annualized Net Operating Income from the Projects, as determined by Agent for a particular period, to (b) the outstanding principal balance of the Loan.

        "Property" and "Properties" have the meanings assigned to such terms in Recital B.

        "Release Date" has the meaning assigned to such term in Section 2.5(b).

        "Repayment Date" means the date upon which the entire principal balance of the Loan and all interest thereon and other sums due pursuant to the Loan Documents, including, without limitation, the Exit Fee, in any, have been paid in full.

        "Replacement Deposit" has the meaning assigned to such term in Section 3.6.

        "Replacement Reserve" has the meaning assigned to such term in Section 3.6.

        "Scheduled Defeasance Date" has the meaning assigned to such term in Section 2.5(b).

        "Second Funding Interest Rate" has the meaning assigned to such term in Section 2.2.

        "Security Agreement" has the meaning assigned to such term in Section 2.5(b).

        "Security Deposits" means any security deposit from any tenant or occupant of any Project collected or held by any Borrower or Master Tenant.

        "Security Documents" means those certain first priority Deeds of Trust, Security Agreements and Fixture Filing, (or documents of similar title) executed by Borrowers for the benefit of Agent, encumbering the Projects.

        "Successor Borrower" has the meaning assigned to such term in Section 2.5(b).

        "Single Purpose Entity" means a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning and operating a Project, conducts business only in its own name, does not engage in any business or have any assets unrelated to such Project, does not have any Debt other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate, partnership or limited liability company, as the case may be, formalities independent of any other Person, and which otherwise constitutes a single purpose entity as determined by Agent. Without limiting the foregoing, a Single Purpose Entity (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its respective Project and (ii) is not a shareholder or partner or member of any other entity.

        "Site Assessment" means the Phase I Report for each Property prepared by Golder Associates dated March, 2004. [Revise]

        "SND List" has the meaning assigned to such term in Section 5.26(a).

        "State Regulator" has the meaning assigned to such term in Section 7.18(a).

        "Subordination Agreements" has the meaning assigned to such term in Schedule 2.1 Part A.

        "Taxes" has the meaning assigned to such term in Section 3.5.

        "Tax Impound" has the meaning assigned to such term in Section 3.5.

        "Tenant" means any tenant or occupant of a Project under a Lease.

        "Term Sheet" means that certain letter from GECC to The Ensign Group, Inc. dated October 20, 2006.

        "Third Funding Interest Rate" has the meaning assigned to such term in Section 2.2.

        "Third Party Payor Programs" has the meaning assigned to such term in Section 8.2(f).

        "Title Policies" has the meaning assigned to such term in Schedule 2.1 Part A.

        "U.S. Obligations" has the meaning assigned to such term in Section 2.5(b).

        "U.S. Publicly-Traded Entity" has the meaning assigned to such term in Section 5.26(a).

        "Violation" has the meaning assigned to such term in Section 5.24.

        "Yield Maintenance Amount" has the meaning assigned to such term in Section 2.5(b).

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TABLE OF CONTENTS
LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT
THIRD AMENDED AND RESTATED LOAN AGREEMENT
RECITALS
ARTICLE I INCORPORATION OF RECITALS EXHIBITS AND SCHEDULES
ARTICLE II LOAN TERMS
ARTICLE III INSURANCE, CONDEMNATION, AND IMPOUNDS,
ARTICLE IV LEASING MATTERS
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI FINANCIAL REPORTING NOTICES
ARTICLE VII COVENANTS
ARTICLE VIII HEALTH CARE MATTERS
ARTICLE IX EVENTS OF DEFAULT
ARTICLE X REMEDIES
ARTICLE XI MISCELLANEOUS
EXHIBIT A-1 The Desert Sky Health and Rehabilitation Center Project
EXHIBIT A-2 The Desert Terrace Nursing Center Project
EXHIBIT A-3 The Highland Manor Health and Rehabilitation Center Project
EXHIBIT A-4 The NMMRC Project
EXHIBIT A-5 The Park Manor Project
EXHIBIT A-6 The Catalina Project
EXHIBIT A-7 The Park View Gardens Project
EXHIBIT A-8 The Sabino Project
EXHIBIT A-9 The Upland Project
EXHIBIT A-10 The Camarillo Project
EXHIBIT B Intellectual Property
EXHIBIT C Interest Holder Certificate and Agreement
EXHIBIT D Provider Payment/Reimbursement Programs
EXHIBIT E Governmental Approvals
EXHIBIT F Required Repairs
EXHIBIT G UCC Financing Statements to be Terminated
SCHEDULE 2.1 Advance Conditions
PART A CONDITIONS TO INITIAL ADVANCE
PART B GENERAL CONDITIONS
PART C RESERVED
PART D APPLICATION OF INSURANCE PROCEEDS
SCHEDULE 2.2 Treasury Rate
SCHEDULE 2.3(b) Principal Payments
SCHEDULE 2.5(a) Make-Whole Brokerage Amount
SCHEDULE 2.9 Sources and Uses
SCHEDULE 3.2(a) Allocated Loan Amount
SCHEDULE 5.6 Litigation
SCHEDULE I Certain Definitions